PROSPECTUS
                                 700,000 SHARES

                           [ENLIGHTEN SOFTWARE LOGO]

                                  COMMON STOCK

                            ------------------------

     This Prospectus relates to up to 700,000 shares of common stock, no par value ("Common Stock") which will be offered and sold by Enlighten Software Solutions, Inc. ("Enlighten Software" or the "Company").

     The Common Stock may be offered by the Company directly to one or more purchasers, through agents designated by the Company or to or through underwriters or dealers. See "Plan of Distribution."

     The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "SFTW". On May 19, 1998, the last reported sale price of the Common Stock was $3.75 per share. See "Price Range of Common Stock."

                            ------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                            ------------------------

=================================================================================================================
                                             PRICE TO                 DISCOUNTS                PROCEEDS TO
                                              PUBLIC               AND COMMISSIONS                ISSUER
-----------------------------------------------------------------------------------------------------------------
Common Stock, no par value.........           $3.625                    $0.25                     $3.375
-----------------------------------------------------------------------------------------------------------------
Total..............................         $2,537,500                 $175,000                 $2,362,500
=================================================================================================================

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  May 21, 1998

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information appearing elsewhere in this Prospectus, including "Risk Factors" and the Financial Statements and Notes thereto. This Prospectus contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     Enlighten Software Solutions, Inc. ("Enlighten Software" or the "Company") develops, markets, and supports workgroup administration and enterprise management software for the UNIX and UNIX/NT environments. The Company's product solutions are designed for open systems distributed computing environments in the range of ten to 1,000 servers/clients. The Enlighten(R) Distributed Systems Manager(TM) ("EnlightenDSM(TM)") product allows companies to manage their information systems by enabling systems managers and administrators to control their systems from diverse UNIX/NT platform vendors such as Digital Equipment Corporation ("DEC"), Hewlett-Packard ("HP"), IBM, Microsoft, Santa Cruz Operation ("SCO"), Silicon Graphics, and Sun Microsystems ("Sun"). The Company's award winning EnlightenDSM product suite provides cost-effective systems administration solutions for such open systems environments. The product suite is a fully integrated software solution providing a middle-tier framework that is a standards-based multi-function management system covering the breadth of workgroup administration and systems management disciplines. The Company's objective is to become a market leader in integrated open systems workgroup administration and systems management. To that end, during 1997 the Company released its Microsoft Windows NT version of EnlightenDSM, retained a new management team, sold its legacy product line to focus on its UNIX/NT product suite, and entered into an agreement with a major UNIX/NT vendor that provides for worldwide distribution of EnlightenDSM with every server and workstation shipped by the vendor.

     Founded in 1986, the Company was a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries. The Company recently sold its Tandem operation in order to focus all of its efforts on its UNIX/NT product suite.

     In May 1997 the Company released version 2.2 of EnlightenDSM which included support for the Windows NT operating system. Allowing management of both UNIX and NT operating systems was a significant advancement of EnlightenDSM, broadening its market to include the rapidly expanding NT operating system deployment.

     In July 1997, the Company appointed Michael Seashols as Chairman of the Board. In August 1997, the Company hired David D. Parker as the Company's new President and CEO. Mr. Seashols and Mr. Parker helped orchestrate and effect fundamental changes in the Company's business.

     It was determined that the Company's best opportunity for success lay in its ability to focus all its resources on its UNIX/NT product line and to shift its sales model to indirect channels from one of direct field sales. In October 1997, the Company sold all of the technology and operating assets associated with its Tandem product line to New Dimension Software, Inc. ("NDS"), a subsidiary of New Dimension Software, Ltd. This transaction provided the Company with working capital to fund its UNIX/NT operations, as well as an ability to focus all of its financial and human resources on the strategic direction of the Company. Concurrent with the divestiture of the Tandem operation, the Company changed its operating structure to facilitate an indirect channels sales model. In connection with this change, the Company streamlined its operations by closing field sales offices and focusing its sales resources primarily on developing relationships with third-party vendors to market, sell, and support its UNIX/NT product line.

     In January 1998, the Company entered into a three-year worldwide OEM bundling agreement with Silicon Graphics. Under this agreement, Silicon Graphics will ship a bundled limited feature version of

EnlightenDSM on new server and workstation product shipments as well as with operating system upgrades shipped to previously installed Silicon Graphics customers. Silicon Graphics will also market and sell, through its telesales force, direct field organization, and authorized resellers, a full feature version of EnlightenDSM and agent modules enabling the management of other UNIX/NT vendor servers and workstations. This relationship is significant to the Company in that it provides for worldwide distribution for its product to thousands of Silicon Graphics customers. EnlightenDSM is an important element of Silicon Graphic's strategic objective of lowering the overall cost of computing for its customers. Since EnlightenDSM provides users with the ability to effectively manage UNIX and NT systems distributed throughout the network from a single point of control, this product addresses one of the largest components of computing costs; the administration and management of distributed heterogeneous environments.

     The Company was incorporated in California in 1986. Although the Company has been in existence since 1986, its current UNIX/NT only operations and its dependence on a third-party distribution model have been in existence only since October 1997. Accordingly, the Company is in many respects subject to the risks associated and inherent with a new enterprise. See "Risk Factors," on page 5. The Company's principal executive offices are located at 999 Baker Way, Fifth Floor, San Mateo, California 94404. The Company's telephone number is (650) 578-0700 and its facsimile number is (650) 578-0118.

     Enlighten is a registered trademark of the Company. Enlighten for UNIX/Distributed Systems Manager and Enlighten/DSM are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                                  THE OFFERING

Common Stock offered by the Company.........................  700,000 shares
Common Stock to be outstanding after the offering...........  3,705,435 shares(1)
Use of Proceeds.............................................  General corporate purposes, including working capital. See "Use of
                                                              Proceeds."
Nasdaq National Market Symbol...............................  SFTW

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997            1996
                                                              --------        --------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Total revenue...............................................  $ 4,231         $ 6,477
Loss from operations(2).....................................   (2,018)         (1,165)
Net loss....................................................   (1,960)         (1,038)
Basic and diluted net loss per share........................    (0.67)          (0.36)
Shares used in computing per share amounts..................    2,944           2,870

                                                                   DECEMBER 31, 1997
                                                              ---------------------------
                                                              ACTUAL       AS ADJUSTED(3)
                                                              -------      --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,406         $ 3,517
Working capital.............................................    1,286           3,397
Total assets................................................    3,715           5,826
Current liabilities.........................................    1,222           1,222
Shareholders' equity........................................    2,492           4,603

---------------
(1) Based on the number of shares outstanding at March 31, 1998, excluding (i) 947,595 shares reserved as of such date for issuance upon the exercise of outstanding stock options, (ii) 546,876 shares reserved for future grant under the Company's stock plans and (iii) 150,000 shares reserved for issuance on exercise of outstanding warrants.

(2) 1997 amount includes a $2,158,000 gain related to the sale of the Company's Tandem operations.

(3) Adjusted to reflect the receipt by the Company of the estimated net proceeds of $2,111,500 from the sale of 700,000 shares of Common Stock offered hereby at an assumed public offering price of $3.625 per share, after deduction of estimated commissions and offering expenses.

     Except as otherwise noted herein, information in this Prospectus assumes no exercise of (i) options to purchase common stock either outstanding or reserved for issuance under the Company's option plans and (ii) outstanding warrants to purchase shares of the Company's Common Stock. See "Description of Capital Stock" and "Plan of Distribution."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this Prospectus. The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

FLUCTUATING OPERATING RESULTS

     The Company has experienced significant quarterly fluctuations in operating results and expects that these fluctuations will continue in future periods. These fluctuations have been caused by a number of factors, including the timing of new product or product enhancement introductions by the Company or its competitors, the development and introduction of new operating systems that require additional development efforts, purchasing patterns of its customers, size and timing of individual orders, the rate of customer acceptance of new products, and pricing and promotion strategies undertaken by the Company or its competitors. Future operating results may fluctuate as a result of these and other factors, including the Company's ability to continue to develop, acquire, and introduce new products on a timely basis, the timing and level of sales by the Company's original equipment manufacturers ("OEMs") or other third-party licensees of computer systems or software incorporating the Company's products, technological changes in computer systems and environments, quality control of the products sold, the Company's success in shifting its primary sales strategy from direct to indirect channels, and general economic conditions. Additionally, the Company's operating results may be influenced by seasonality and overall trends in the global economy. Because the Company operates with a relatively small backlog, quarterly sales and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, the Company has recognized a substantial portion of its license revenues in the last month of the quarter, particularly the last week. Since the Company's staffing levels and other operating expenses are based upon anticipated revenues, delays in the receipt of orders can cause significant fluctuations in income from quarter to quarter.

RECENT OPERATING LOSSES

     The Company has generated minimal revenues, has incurred significant losses and has substantial negative cash flow. As of December 31, 1997, the Company had an accumulated deficit of $2.6 million, with net losses of $2.0 million, $1.0 million, and $1.3 million for the years ended December 31, 1997, 1996 and 1995, respectively.

     Historically, a large percentage of the total revenue earned by the Company had been attributable to Tandem-based products. The Company, however, sold all rights to its Tandem technology in October 1997. As a consequence of the Company's recent sale of Tandem rights and change in business strategy, the Company expects that a significant portion of future revenues will be derived from UNIX/NT software products and OEM distribution relationships. The Company's new business strategy has only been implemented since October 1997 and has generated minimal revenues. There can be no assurance that the Company will achieve or sustain significant revenues or become cash flow positive or profitable at any time in the future.

UNCERTAINTY OF SUCCESS IN OPEN SYSTEMS MARKET

     The Company has derived a substantial portion of its revenue to date from its Tandem-based products. The Company, however, sold all rights to its Tandem technology in October 1997. The future success of the Company is substantially dependent on its ability to generate significant revenue from its UNIX/NT product offering. The Company's initial product entry into the open systems market in 1995 was unsuccessful. Version 2.0 of EnlightenDSM was released in mid-1996 and represented 27% and 22% of the Company's license revenues in 1997 and 1996, respectively. In January 1998, the Company signed an OEM bundling agreement with Silicon Graphics in which Silicon Graphics will bundle a limited version of the Company's product on each UNIX system shipped. This was the first such OEM agreement entered into by the Company. However, the open systems market is characterized by rapid technological growth and intense competition. There can be no assurance that the Company has the resources, both financial and personnel, to effectively capitalize on, and continue with, its early and limited success in this market.

EXPANSION OF NEW DISTRIBUTION CHANNELS; RELIANCE ON RESELLERS

     Prior to October 1997, the Company employed primarily a direct sales model, complemented with a telesales force, for the sale of its software products. In the fourth quarter of 1997, the Company began to shift a majority of its sales and marketing resources toward third-party resellers in both the United States and internationally. The Company's growth will be dependent on its ability to expand its third-party distribution channel to market, sell, and support the Company's software products. The Company is currently investing, and intends to continue to invest, significant resources to develop this channel, which could materially adversely affect the Company's operating margins. The Company has only limited experience in marketing its products through distributors. Additionally, the Company will have no control over its third-party distributors including their shipping dates or volumes of systems shipped by its OEM and other third-party customers. There can be no assurance that the Company will be successful in its efforts to generate significant revenue from this channel, nor can there can be any assurance that the Company will be successful in recruiting new organizations to represent the Company and its products.

     Additionally, as the Company shifts its sales efforts from direct to indirect channels, the Company will become more dependent on its third-party distributors for the technical support and consultation to end-users. The Company will need to increase its training and education efforts related to its third-party distributors to enable such third parties to obtain the technical proficiency and knowledge with respect to the Company's products. Despite these efforts, there can be no assurance that the Company will successfully train its third-party distributors to enable them to provide adequate technical support to the customer base. This may result in, among other things, increased workload on the Company's internal support and engineering staff, or poor customer acceptance of the products, or both, either of which would have a material adverse effect on the Company's business, operating results, and financial condition

     In January 1998, the Company entered into a Software License, OEM, and Distribution Agreement with Silicon Graphics which will provide a new distribution channel for the Company's products. The Company has agreed to provide a limited feature version of the EnlightenDSM product which will be bundled with Silicon Graphic's IRIX operating system. While the Company believes that this arrangement with Silicon Graphics will be beneficial, there can be no assurance that the Company will be able to deliver its products to Silicon Graphics in a timely manner or that Silicon Graphics will license the Company's products in volumes anticipated by the Company. Further, the agreement with Silicon Graphics is the Company's only significant third-party distribution agreement to date. While the Company's strategy is to obtain additional resellers to reduce the dependence on one vendor, there can be no assurance of successfully attracting additional vendors to distribute the Company's products. Any such failure would result in the Company having expended significant resources with little or no return on its investment, which would have a material adverse effect on the Company's business, operating results, and financial condition.

     These additional investments and responsibilities will require the expenditure by the Company of substantial resources, including the diversion of employees from other projects to provide the support services and development efforts required to provide products and services to Silicon Graphics and other new third parties, if any.

INTENSE COMPETITION

     The Company experiences intense competition from other systems management companies, and the market is rapidly changing. The Company believes that its ability to compete successfully depends on a number of factors, including the performance, price, and functionality of its products relative to those of its competitors. Most of the Company's competitors are larger and have greater financial, technical, marketing, support, and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements. In addition, the software industry is characterized by low barriers to entry. There can be no assurance that the Company's current competitors or any new market entrants will not develop systems management products that offer significant performance, price, or other advantages over the Company's technology. In addition, operating system vendors could introduce new or upgrade existing operating systems or environments that include systems management functionality offered by the Company, which could render the Company's products obsolete and unmarketable. There can be no assurance that the Company will be able to successfully compete against current or future competitors which could have a material adverse effect on the Company's business, operating results, and financial condition.

POSSIBLE NEED FOR ADDITIONAL FINANCING

     The Company is currently funding product development and the expansion of sales and marketing activities through existing cash reserves. In the event that cash from operations, cash from this offering, and other available funds prove to be insufficient to fund the Company's presently anticipated operations the Company may be required to seek additional financing. There can be no assurance that, if additional financing is required, it will be available on acceptable terms, or at all. Additional financing may involve substantial dilution to the interests of the Company's then-current shareholders.

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has been subject to significant fluctuations since its initial public offering in 1994. The trading price of the Company's Common Stock could be subject to wide fluctuations in the future due to factors such as announcements of technological innovations, new product introductions by the Company, its competitors and other third parties, quarterly variations in the Company's operating results, and market conditions in high technology industries generally and in the software industry in particular. In addition, the stock market has experienced volatility that has particularly affected the market prices of many high technology companies which has often been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

PRODUCT CONCENTRATION

     The Company expects that a substantial majority of the Company's revenue in future periods will be derived from its UNIX/NT product, EnlightenDSM. This product accounted for 27%, and 22% of the Company's license revenue in the years ended December 31, 1997, and 1996, respectively. The Company has disposed of its Tandem product line that accounted for the balance of its license revenue in each year. The Company expects that the EnlightenDSM product and its extensions and derivatives will continue to account for a substantial majority, if not all, of the Company's revenue for the foreseeable future as a result of its strategic decision to divest itself of its Tandem technology in order to focus its financial and other resources to selling, servicing, and supporting EnlightenDSM. Broad market acceptance of EnlightenDSM is, therefore, critical to the Company's future success. Failure to achieve broad market acceptance of EnlightenDSM, as a result of competition, technological change, or otherwise, would have a material adverse effect on the business, operating results, and financial condition of the Company. The Company's future financial performance will depend in significant part on the successful development, introduction, and market acceptance of EnlightenDSM and its product enhancements. There can be no assurance that the Company will be successful in marketing EnlightenDSM or any new products, applications, or product enhancements, and any failure to do so would have a material adverse effect on the Company's business, operating results, and financial condition.

PRODUCT DEVELOPMENT; SUPPORT OF MULTIPLE ENVIRONMENTS

     The Company's future success will depend on the timely and successful development and introduction of new products (including new releases, applications, and enhancements). Such activities can involve substantial commitments of financial, product development, and other resources. Moreover, even if such efforts are successful, the Company might have focused on particular applications that do not achieve or maintain widespread market acceptance or whose users are predisposed to obtain their management tools from other sources. The result of such occurrence could mean that significant expenditures of time, effort, and funds by the Company have little or no value, which could have a material adverse effect on the Company's business, operating results, and financial condition.

     The Company has developed and is continuing to develop various versions of its products for various UNIX environments and the Windows NT environment. The Company also intends to expand its products to support additional applications and operate across more diverse open networks, which may encompass an increasing variety of processor, server, and workstation types and multiple operating systems. Such efforts will require significant commitments of financial and product development resources, and there can be no assurance that such efforts will be successful. The failure of such efforts or the failure of any resulting products to achieve market acceptance could have a material adverse effect on the Company's business, operating results, and financial condition.

     Software products as complex as those offered by the Company often contain undetected errors or failures when first introduced or as new versions are released. The Company has in the past discovered software errors in certain of its new products after their introduction and has experienced delays or lost revenues during the period required to correct these errors. Testing of the Company's products is particularly difficult because of the Company's limited ability to simulate the wide variety of computing environments in which the Company's customers may deploy such products. Although the Company has not experienced material adverse effects resulting from any such errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in new products after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon the Company's business, operating results, and financial condition.

RAPID TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapid technological developments, evolving industry standards, and rapid changes in customer requirements. The introduction of products embodying new technologies, including new operating systems, applications, hardware products, systems management frameworks, and network management platforms, the emergence of new industry standards, or changes in customer requirements could render the Company's existing products obsolete and unmarketable. As a result, the Company's success depends upon its ability to continue to enhance existing products, respond to changing customer requirements, and develop and introduce in a timely manner, new products that keep pace with technological developments and emerging industry standards.

     Additionally, there can be no assurance that other operating systems, such as Windows NT, will not significantly affect deployment of UNIX systems for business critical applications. A significant portion of the Company's revenue will continue to be derived from UNIX-based computer systems for the foreseeable future. While the Company has ported its products to the Windows NT platform, the product requires customers to control systems management for their heterogeneous environment from UNIX-based systems. A significant decline in sales of UNIX-based systems would decrease the demand for the Company's products and would have a material adverse effect on the Company's business, operating results, and financial condition. Finally, there can be no assurance that the Company will be successful in developing and marketing, on a timely basis, product enhancements or new products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and sale of these products, or that any such new products or product enhancements will adequately meet the requirements of the marketplace and achieve market acceptance.

PRODUCT LIABILITY

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. In licensing its products, the Company relies primarily on a combination of signed license agreements that incorporate by reference "shrink wrap" licenses that are included electronically with the product. In the future, particularly in connection with any OEM and other bundling relationships, the Company will rely on "shrink wrap" licensees that are not signed by the end-users, and, therefore, such licenses may be unenforceable under the laws of certain jurisdictions. As a result of these and other factors, the limitation of liability provisions contained in the Company's license agreements may not be effective. The Company's products can be used to manage systems critical to organizations, and, as a result, the sale and support of products by the Company may entail the risk of product liability claims. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results, and financial condition.

DEPENDENCE ON GROWTH OF SYSTEMS MANAGEMENT MARKET

     For the foreseeable future, all of the Company's business will be in the open systems (UNIX and NT) systems management market, which is still an emerging market. The Company's future financial performance will depend in large part on continued growth in the number of companies adopting systems management solutions for their client/server computing environments. There can be no assurance that the market for systems management solutions will continue to grow. If the systems management market fails to grow or grows more slowly than the Company currently anticipates, or in the event of a decline in unit price or demand for the Company's products, as a result of competition, technological change, or other factors, the Company's business, operating results, and financial condition would be materially adversely affected. During recent years, segments of the computer industry have experienced significant economic downturns characterized by decreased product demand, production overcapacity, price erosion, work slowdowns, and layoffs. The Company's operations may in the future experience substantial fluctuations from period-to-period as a consequence of such industry patterns, general economic conditions affecting the timing of orders from major customers, and other factors affecting capital spending. There can be no assurance that such factors will not have a material adverse effect on the Company's business, operating results, and financial condition.

MANAGEMENT OF GROWTH; DEPENDENCE ON KEY PERSONNEL

     The Company's success in the future is dependent upon its ability to grow rapidly and effectively manage growth. Such growth, if any, will require increased managerial, technical, direct sales, and other personnel, expanded information systems and additional financial and administrative control procedures. Expansion of the Company's indirect and direct sales channels will require significant financial and managerial commitments by the Company. There can be no assurance that the Company will be able to effectively manage such growth, if any. Its failure to do so would have a material adverse effect on its business, operating results, and financial condition. Competition for qualified technical, sales, and other qualified personnel is intense, and there can be no assurance that the Company will be able to attract or retain highly qualified employees in the future. The Company's future success also depends in part upon the continued service of its key technical, sales and senior management personnel. The loss of the services of one or more of these key employees could have a material adverse effect on its business, operating results, and financial condition.

CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

     The Company's officers, directors, principal shareholders and their affiliates, will, in the aggregate, beneficially own approximately 38% of the Company's outstanding Common Stock after this offering. As a result, such persons will have, to a substantial degree, the ability to significantly influence matters submitted to shareholders for approval (including, but not limited to, the election of all directors, and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company. See "Management" and "Principal Shareholders."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Purchasers of the securities offered hereby will suffer immediate and substantial dilution in the net tangible book value of the Common Stock. To the extent outstanding options to purchase the Company's Common Stock and warrants are exercised, there will be further dilution.

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ NATIONAL MARKET

     The Company's Common Stock is currently quoted on the National Market tier of the Nasdaq Stock Market ("Nasdaq"). Nasdaq has recently imposed new maintenance criteria. In order to continue to be included on the National Market, a company must, among other things, maintain $4,000,000 in net tangible assets and a $5,000,000 market value of its public float. As of December 31, 1997, the Company was not in compliance with the recently revised Nasdaq National Market continued listing criteria as to minimum net tangible assets. In connection with the adoption of such new criteria, Nasdaq National Market listed companies had until February 23, 1998 to comply. The Company has applied to Nasdaq for a temporary exception to the National Market continued listing requirements. This appeal is currently being considered by the Nasdaq Listing Qualification Department. In order to address the net tangible assets requirement, the Company is, among other things, offering the 700,000 shares registered in this Prospectus for estimated net proceeds of $2,111,500. Upon completion of such issuance, on a pro-forma basis the Company was in compliance with the net assets requirement as of December 31, 1997 and January 31, 1998. Failure to meet these National Market maintenance criteria will result in the delisting of the Company's securities from the Nasdaq National Market and trading, if any, in the Company's securities would thereafter be conducted on the Nasdaq SmallCap Market. As a result of such delisting from the Nasdaq National Market, an investor may find it more difficult to acquire and dispose of the Company's securities.

YEAR 2000 COMPLIANCE

     The Company uses a significant number of computer software programs and operating systems in its internal operations, including applications used in financial business systems and various administration functions. To the extent that these software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000," some level of modification or even replacement of such source code or applications will be necessary. The Company is in the process of identifying the software applications that are not "Year 2000" compliant. Given the information known at this time about the Company's systems, coupled with the Company's ongoing efforts to upgrade or replace business critical systems as necessary, it is currently not anticipated that these "Year 2000" costs will have a material adverse impact on the Company's business, financial condition and results of operations. However, the Company is still analyzing its software applications and, to the extent they are not fully "Year 2000" compliant, there can be no assurance that the costs necessary to update software or potential systems interruptions would not have a material adverse effect on the Company's business, financial condition and results of operations.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 700,000 shares of Common Stock being offered by the Company hereby are estimated to be approximately $2,111,500 based on a public offering price of $3.625 per share after deducting estimated commissions, and other expenses. The Company intends to use the proceeds of this offering primarily for general corporate purposes, including working capital. A portion of the net proceeds may also be used for investments in or acquisitions of complementary businesses, products or technologies, although no such transactions are presently contemplated or currently under negotiations. Pending such uses, the Company expects to invest the net proceeds in short-term, interest-bearing, investment grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been quoted on the Nasdaq National Market under the symbol "SFTW" since the Company's initial public offering on April 20, 1994. Prior to such time there was no public market for the Common Stock of the Company. The following table sets forth for the periods indicated the high and low sale prices per share of the Common Stock as reported on the Nasdaq National Market.

                                                              HIGH      LOW
                                                              -----    -----
Fiscal year ending December 31, 1996
  First Quarter.............................................  $2.63    $1.63
  Second Quarter............................................  $6.88    $1.88
  Third Quarter.............................................  $6.50    $3.38
  Fourth Quarter............................................  $6.25    $3.50
Fiscal year ending December 31, 1997
  First Quarter.............................................  $5.25    $2.75
  Second Quarter............................................  $3.25    $1.38
  Third Quarter.............................................  $3.50    $0.94
  Fourth Quarter............................................  $3.00    $2.00

     On May 19, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $3.75 per share. As of March 31, 1998, there were approximately 36 shareholders of record of the Common Stock.

                                DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently anticipates that it will retain all future earnings, if any, to fund the development and growth of its business and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 and as adjusted to reflect the sale by the Company of 700,000 shares of Common Stock pursuant to this offering at a public offering price of $3.625 per share and the receipt by the Company of the estimated net proceeds therefrom, after deducting estimated commissions and other offering expenses, and the application of the net proceeds therefrom. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                          DECEMBER 31, 1997
                                                      -------------------------
                                                      ACTUAL     AS ADJUSTED(1)
                                                      ------     --------------
                                                           (IN THOUSANDS)
Shareholders' equity (deficit)
  Preferred Stock:
     Authorized: 1,000,000
     Issued and Outstanding: none...................       --            --
  Common Stock, no par value:
     Authorized: 10,000,000
     Issued and Outstanding: 2,963,635 actual;
       3,663,635 as adjusted........................  $ 5,079        $7,190
     Accumulated deficit............................   (2,587)       (2,587)
                                                      -------        ------
Total capitalization................................  $ 2,492        $4,603
                                                      =======        ======

---------------
(1) Based on the number of shares outstanding at December 31, 1997, excluding
    (i) 922,924 shares reserved as of such date for issuance upon the exercise of outstanding stock options, (ii) 613,347 shares reserved for future grant under the Company's stock plans, and (iii) 150,000 shares reserved for issuance on exercise of outstanding warrants.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read in conjunction with and are qualified in their entirety by "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and Notes thereto audited by KPMG Peat Marwick LLP, and other financial information included elsewhere in this Prospectus. The Selected Consolidated Statements of Operations Data for each of the two years in the period ended December 31, 1997 and the Selected Consolidated Balance Sheet Data as of December 31, 1997 have been derived from and should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. The Selected Consolidated Balance Sheet Data as of December 31, 1996 has been derived from audited consolidated financial statements not appearing in this prospectus. All amounts are in thousands except per share data.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                1997           1996
                                                              ---------      ---------
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue:
  Product license fees......................................   $ 1,439        $ 2,645
  Product maintenance fees..................................     2,599          3,408
  Consulting services.......................................       193            425
                                                               -------        -------
          Total revenue.....................................     4,231          6,478
                                                               -------        -------
Cost of revenue:
  Product licenses..........................................       699            593
  Product maintenance.......................................       182            102
  Consulting services.......................................        96            339
                                                               -------        -------
          Total cost of revenue.............................       977          1,034
                                                               -------        -------
          Gross profit......................................     3,254          5,444
Operating expenses:
  Research and development..................................     2,059          2,048
  Sales and marketing.......................................     3,820          2,979
  General and administrative................................     1,551          1,371
  Acquired in-process research and development..............        --            210
  Gain on sale of Tandem product line.......................    (2,158)            --
                                                               -------        -------
          Total operating expenses..........................     5,272          6,608
                                                               -------        -------
          Operating loss....................................    (2,018)        (1,164)
Other income (expense):
  Interest income, net......................................        61            190
  Foreign exchange loss, net................................        (1)            (5)
                                                               -------        -------
     Loss before income taxes...............................     1,958            979
Income taxes................................................        (2)           (59)
                                                               -------        -------
Net loss....................................................   $(1,960)       $(1,038)
                                                               =======        =======
Basic and diluted net loss per share(1).....................   $ (0.67)       $ (0.36)
                                                               =======        =======
Shares used in computing basic and diluted net loss per
  share.....................................................     2,944          2,870
                                                               =======        =======

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                               1997         1996
                                                              -------      -------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 1,406      $   690
Working capital.............................................    1,286        2,030
Total assets................................................    3,715        6,709
Current liabilities.........................................    1,222        2,415
Total shareholders' equity..................................    2,492        4,294

---------------
(1) Computed on the basis described in Note 7 of the Notes to Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS

     The following statements regarding the Company's future revenues, revenue sources, operating expenses, and capital expenditures include forward-looking information. Actual results may vary substantially depending upon a variety of factors including those described in "Risk Factors," as well as those discussed else where herein.

OVERVIEW

     Enlighten Software develops, markets, and supports software products for UNIX and UNIX/NT environment workgroup administration and enterprise management. The Company's product solutions are designed for open systems distributed computing environments in the range of ten to 1,000 servers/clients. The EnlightenDSM product allows companies to manage their information systems by enabling systems managers and administrators to control their systems from diverse UNIX/NT platform vendors such as DEC, HP, IBM, Microsoft, SCO, Silicon Graphics, and Sun.

     Founded in 1986, the Company was a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries.

     On October 1, 1997, the Company sold its Tandem product line to NDS in order to focus efforts on its UNIX/NT product suite. In connection with this sale, the Company will receive approximately $2.5 million in cash, of which $1.6 million was received in 1997, and the rights to receive royalties on Tandem related products for a period of three years based upon NDS' licensing and support of the Tandem software products. The sale of the Tandem product line also included the transfer to NDS of approximately 12 employees associated with the Company's Tandem operation.

     Following the disposition of its Tandem product line, the Company shifted its sales strategy to one based primarily upon third-party distributors and restructured its sales department as a result of this shift. The Company intends to build its sales, marketing, and customer support organizations with a focus on delivery of its products to original equipment manufacturer ("OEM") partners, resellers, system integrators, and select end-users. An essential element of the Company's sales and marketing strategy is the development of indirect distribution channels, such as OEMs, independent software vendors ("ISVs"), and value added resellers ("VARs"), as well as other systems management and application software vendors whose products are complementary with those of the Company.

VARIABILITY OF QUARTERLY RESULTS

     The Company has experienced significant quarterly fluctuations in operating results and expects that these fluctuations will continue in future periods. These fluctuations have been caused by a number of factors, including the timing of new product or product enhancement introductions by the Company or its competitors, the development and introduction of new operating systems that require additional development efforts, purchasing patterns of its customers, size and timing of individual orders, the rate of customer acceptance of new products, and pricing and promotion strategies undertaken by the Company or its competitors. Future operating results may fluctuate as a result of these and other factors, including the Company's ability to continue to develop, acquire, and introduce new products on a timely basis, the timing and level of sales by the Company's OEMs or other third-party licensees of computer systems or software incorporating the Company's products, technological changes in computer systems and environments, quality control of the products sold, the Company's success in shifting its primary sales strategy from direct to indirect channels, and general economic conditions. Additionally, the Company's operating results may be influenced by seasonality and overall trends in the global economy. Because the Company operates with a relatively small backlog, quarterly sales and operating results generally depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Historically, the Company has recognized a substantial portion of its license revenues in the last month of the quarter, particularly the last week. Since the Company's staffing levels and other operating expenses are based upon anticipated revenues, delays in the receipt of orders can cause significant fluctuations in income from quarter to quarter.

RESULTS OF OPERATIONS

  Quarters Ended March 31, 1998 and 1997

     Although not required to be included herein, the Company released its earnings for the first quarter of 1998 prior to this registration statement's effective date. The Company reported total revenue in the first quarter of 1998 of $701,000, compared to revenue of $1,329,000 in the first quarter of 1997. The revenue for the first quarter of 1997 included $1,252,000 in revenue related to the Company's Tandem operation, which was sold in the fourth quarter of 1997 and, thus, for which there was no comparable revenue in the first quarter of 1998. Revenue related solely to the Company's UNIX/NT product line increased 486% from $77,000 in the first quarter of 1997, to $451,000 in the first quarter of 1998.

     Net income for the first quarter of 1998 was $212,000, or $0.06 per diluted share, compared to a net loss of $1,126,000 or $0.39 per diluted share, in the first quarter of 1997. The increase in net income was a result of a $515,000 gain recognized in the first quarter of 1998 related to the sale of the Company's Tandem operation, as well as reduction in operating expenses from $2,224,000 in the first quarter of 1997, to $879,000 in the first quarter of 1998. The reduction in operating expenses was due to the elimination of reduced overhead associated with the Company's disposed Tandem operation and the Company's cost containment efforts.

  Years Ended December 31, 1997 and 1996

     Total revenue. Total revenue decreased 35% from $6,477,000 in 1996, to $4,231,000 in 1997. This decrease was primarily due to the sale of the Company's Tandem products on October 1, 1997, which primarily affected product license fees and product maintenance fees. For the first nine months of 1997, total revenue decreased 9%, from $4,388,000 in 1996 to $3,993,000 in 1997. The Company had minimal revenue in the fourth quarter of 1997 as it transitioned away from the Tandem product line and restructured its sales force to accommodate its strategic shift from direct sales to indirect sales.

     Revenue from product license fees decreased 46% from $2,645,000 in 1996, to $1,439,000 in 1997. The decrease was primarily attributable to the sale of the Tandem product line. Revenue from the Company's Tandem product license fees decreased by 49%, from $2,071,000 in 1996, to $1,047,000 in 1997. Through
September 30, 1997, prior to the sale of the Tandem products, product license fees decreased 8%, from $1,453,000 in 1996 to $1,338,000 in 1997. The decline in product license fees during the first nine months of 1997 is primarily related to a decline in Tandem license revenue. Tandem license revenue during this nine month period was affected by the change in sales management and other personnel, as well as the pending sale of the Tandem product line. The decrease in Tandem product license fees during the first nine months of 1997 was partially offset by an increase of $284,000, or 265%, for the Company's UNIX product, EnlightenDSM, for nine months ended September 30, 1997 when compared to the same period in 1996.

     On an annual basis, product license fees from EnlightenDSM licensed directly to end-users increased by $266,000, or 212%, to $391,000 in 1997 when compared to 1996. This increase excludes license fees generated in 1996 that represented prepaid license fees paid to the Company by distributors in exchange for future product license credits and exclusive rights to distribute the Company's products in certain territories. There were no such comparable transactions in 1997.

     As noted above, product maintenance fees decreased by $809,000, or 24%, to $2,599,000 in 1997 compared to 1996. This decline is almost entirely due to the disposition of the Tandem product line on October 1, 1997. Product maintenance fees for the first nine months of 1997 when compared to the same period in 1996, decreased by only $16,000, or 1%. Product maintenance fees for EnlightenDSM increased by $92,000 for the year ended December 31, 1997, compared to 1996.

     Consulting services revenue decreased by $232,000, or 55%, to $193,000 in 1997 when compared with 1996. The decrease is due to a restructuring of the Company's service division that resulted in the termination of low margin, high level, Tandem-related custom development services projects the Company had engaged in during prior years.

     Cost of revenue. Cost of revenue consists of royalties paid to third parties, amortization of software development and acquisition costs, product packaging and documentation, software media, and the costs of employees and contractors providing consulting services. Cost of revenue decreased by $58,000, or 20%, to $976,000 in 1997. Excluding the write-off of software development costs discussed below, cost of revenue decreased by $208,000, or 20%, in 1997 when compared to 1996. The reduction in cost of revenue is caused primarily by the decrease in costs associated with consulting services. Costs associated with consulting services decreased by 72%, commensurate with the decrease in consulting service revenue. Margins related to services revenue increased in 1997 due to the shift away from low margin, customized development projects to higher margin consulting services and training related to the Company's products.

     The Company amortized $540,000 and $349,000 in 1997 and 1996, respectively, of acquired technology and capitalized software development costs pursuant to Statement of Financial Accounting Standards ("SFAS") No. 86. The amount in 1997 includes a $150,000 write-off related to certain software products, or product versions. These software products were not expected to generate sufficient future revenue which would be required for the Company to realize the carrying value of the assets.

     Research and development. Research and development expenses consist of personnel expenses and associated overhead, and costs of short-term independent contractors required in connection with the Company's product development efforts, less amounts capitalized. Net research and development expenses increased by less than 1% from $2,048,000, or 32% of revenue in 1996, to $2,059,000, or 49% of revenue in 1997. This increase is solely attributable to the decrease in the portion of the Company's research and development expenses that were capitalized pursuant to SFAS No. 86 in 1997 when compared to 1996. In 1997 and 1996 the Company capitalized $66,000 and $484,000, respectively, of software development costs. Gross research and development costs decreased by $405,000, or 16%, in 1997 when compared to 1996. This decrease is related to the sale of the Tandem product line on October 1, 1997. Prior to that product line's disposition, gross research and development expenses were approximately the same in 1997 as in 1996.

     Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Recently, the establishment of technological feasibility of the Company's EnlightenDSM product and general release substantially coincided. As a result, the Company has capitalized a lesser portion of its software development costs since a majority of such costs have not been significant. The Company expects research and development expenses to continue to increase in absolute dollars as the Company continues to invest in the enhancement of existing products and the development of new products.

     Sales and marketing. Sales and marketing expenses include costs of sales and marketing personnel, advertising and promotion expenses, customer service and technical support, travel and entertainment, and other selling and marketing costs. Sales and marketing expenses increased by 28%, from $2,979,000, or 46% of revenue in 1996, to $3,820,000, or 90% of revenue in 1997, primarily due to the increase in sales and marketing costs during the first nine months of 1997 when compared to the same period in 1996. Sales and marketing costs for the first nine months ended September 30, 1997, prior to the Tandem product line disposition, increased by $826,000, or 41%, when compared to the nine months ended September 30, 1996. The increase during this nine month period is primarily due an increase in expenses related to the Company's U.K. subsidiary including the addition of senior sales management personnel and the undertaking of several new marketing initiatives. Additionally, sales and marketing expenses for the first nine months of 1996 reflected lower personnel costs due to a reduction in force in January 1996. An expansion of the worldwide sales force occurred in the fourth quarter of 1996, thus increasing the sales and marketing costs thereafter.

     Despite the sale of the Tandem product line, sales and marketing expenses in the fourth quarter of 1997 were approximately equal to the fourth quarter of 1996. Only two employees in the sales and support departments were transferred to NDS as a result of the transaction. The Company's restructuring of the sales and marketing department related to the shift in sales strategy from direct to indirect occurred during the fourth quarter of 1997. Most employees terminated as a result of the restructuring were employed by the

Company through December 31, 1997. Additionally, sales and marketing costs for the fourth quarter of 1997 include one-time charges related to severance packages given to employees affected by the restructuring and expenses related to the office closures of the Company's field sales offices in the Chicago and New York areas and in the U.K. The Company expects sales and marketing costs to continue to increase in absolute dollars for the foreseeable future as it expands its ability to sell and service its products through third-party resellers and expands its direct sales force.

     General and administrative. General and administrative expenses, which include personnel costs for finance, administration, information systems, and general management, as well as professional fees, legal expenses, and other administrative costs, increased by 13%, from $1,371,000, or 21% of revenue in 1996, to $1,551,000, or 37% of revenue in 1997. The increase in expense is primarily related to increased legal fees associated with an arbitration hearing settled in 1997, other professional fees, investor relations costs, and personnel costs.

     Acquired in-process research and development. In December 1994, the Company acquired (the "Acquisition") all of the outstanding shares of Network Partners, Inc. ("NPI"). At the time of the Acquisition, NPI's sole asset consisted of core UNIX systems management technology. In connection with this acquisition, the purchase price was allocated to in-process research and development, expensed in the fourth quarter of 1994. The acquisition of NPI was accounted for using the purchase method and was not considered deductible for tax purposes. Under the terms of the agreements for the acquisition, the purchase price was to be increased upon sales of the acquired technology. In December 1996 the Company successfully negotiated a termination agreement with the former shareholders of Network Partners, Inc. ("NPI Shareholders"). In exchange for a guaranteed payment, the NPI Shareholders agreed to forego any and all rights to future revenue from the UNIX technology purchased in connection with the Acquisition.

     Gain on sale of Tandem product line. On October 1, 1997, the Company sold its Tandem product line to NDS. In 1997, the Company recognized a gain on the sale of the operating assets of the Tandem product line of approximately $2.2 million. The Company will receive approximately $2.5 million in cash, of which $1.6 million was received in 1997, and the rights to receive royalties on Tandem related products for a period of three years. The Tandem operations contributed revenues of $3,659,000 and $5,882,000 in 1997 and 1996, respectively. The sale of the Tandem product line also included the transfer to NDS of approximately 12 employees associated with the Company's Tandem operation.

     Other income (expense). Other income and expense includes interest income net of interest expense and gains and losses on foreign currency transactions. Interest income is primarily derived from interest on the Company's savings accounts and short term interest-bearing securities. Interest expense is comprised of interest on bank notes and capital leases of computer equipment. Other income and expense (net) decreased by $125,000, or 68%, in 1997 when compared to 1996 as a result of lower cash balances, resulting in a decrease in interest income from cash reserves.

     Income tax expense. The Company's tax expense recognized in 1997 and 1996 is primarily due to taxes paid to foreign jurisdictions. No tax benefit was recognized in either year due to the uncertainty related to the Company's ability to recognize a tax benefit for loss and credit carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1997, the Company's cash, cash equivalents, and short term investments were $1,692,000, representing 46% of total assets. The Company's working capital as of December 31, 1997, was $1,286,000. Cash equivalents are highly liquid with original maturities of ninety days or less. The Company's short term investments are primarily investment grade commercial paper and highly liquid. The Company had no debt as of December 31, 1997, other than normal trade payables and accrued liabilities. Shareholders' equity as of December 31, 1997, was $2,492,000.

     The Company's operating activities used cash of $1,915,000 in 1997, compared to cash used by operating activities of $570,000 in the prior year. The increase in cash used by operating activities was principally caused by increased net losses excluding the gain on the sale of the Tandem operation. This was partially offset by a decrease in accounts receivable.

     The Company's investing activities have consisted primarily of short-term investments, capitalization of software development costs, and additions to capital equipment. Investing activities provided cash of $2,473,000 in 1997, compared with using cash of $1,024,000 in 1996. The increase is primarily due to an increase in sales of short-term investments, the cash received for the sale of the Tandem operation, and a decrease in both capitalized software development costs and equipment acquisitions.

     Financing activities provided cash of $158,000 in 1997, compared with cash provided of $159,000 in the prior year. An increase in cash provided from financing activities that resulted from a reduction in payments on bank borrowings was more than offset by a decrease in cash provided by the exercise of employee stock options.

     On October 1, 1997, the Company sold its Tandem product line to New Dimension Software, Inc. ("NDS"). The Company will receive approximately $2.5 million in cash and the rights to receive royalties on Tandem related products for a period of three years. In 1997 the Company received $1.6 million in cash, which included a $300,000 prepayment of future royalties. The Company expects to receive the remaining amount related to the sale, equal to approximately $900,000, in 1998. Of the remaining amount, approximately $700,000 is held in escrow pending the satisfactory completion of certain short-term performance objectives. The majority of such performance objectives were met during the first quarter of 1998.

     The Company believes that the proceeds from this Offering, together with its existing cash, cash equivalents, and short term investment balances, the additional proceeds from the sale of the Tandem product line, and funds from operations will satisfy the Company's projected working capital and capital expenditure requirements through the next twelve months. However, the Company may require funds to support additional working capital requirements or for other purposes and may seek to raise such additional funds through public or private equity financing or from other sources. There can be no assurance that additional financing will be available at all or that, if available, such financing will be obtainable on terms favorable to the Company.

                                    BUSINESS
OVERVIEW

     Enlighten Software develops, markets, and supports software products for UNIX and UNIX/NT environment workgroup administration and enterprise management. The Company's product solutions are designed for open systems distributed computing environments in the range of ten to 1,000 servers/clients. The Enlighten(R) Distributed Systems Manager(TM)("EnlightenDSM(TM)") product allows companies to manage their information systems by enabling systems managers and administrators to control their systems from diverse UNIX/NT platform vendors such as DEC, HP, IBM, Microsoft, SCO, Silicon Graphics, and Sun. The Company's award winning EnlightenDSM product suite provides cost-effective systems administration solutions for such open systems environments. The product suite is a fully integrated software solution providing a middle-tier framework that is a standards-based multi-function management system covering the breadth of workgroup administration and systems management disciplines.

     Founded in 1986, the Company was a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries. On October 1, 1997, the Company sold its Tandem operation in order to focus efforts on its UNIX/NT product suite.

RECENT DEVELOPMENTS FOR THE COMPANY

     Fiscal 1997 was a period of significant change for Enlighten Software. In May 1997 the Company released version 2.2 of EnlightenDSM which included support for the Windows NT operating system. Allowing management of both UNIX and NT operating systems was a significant advancement of EnlightenDSM, broadening its market to include the rapidly expanding NT operating system deployment. After continued disappointing results from the sales and marketing efforts related to the Company's UNIX/NT product, the Company began a search for a new Chairman of the Board and a new President and Chief Executive Officer ("CEO"). These appointments were made in July and August 1997, respectively. In October 1997, the Company sold its Tandem operation in order to focus on its UNIX/NT product line. During the fourth quarter of 1997 the Company streamlined its operations and shifted its primary sales strategy from direct field sales to indirect channels sales, resulting in a reduction and change of its sales and marketing personnel and the elimination of field sales offices in the U.S. and Europe. In January 1998, following the Company's shift to the indirect sales model, Enlighten Software entered into its first OEM bundling agreement with Silicon Graphics.

  Key Management Changes

     In July 1997, the Company appointed Michael Seashols as Chairman of the Board. In August 1997, the Company hired David D. Parker as the Company's new President and CEO. Mr. Seashols previously served as CEO of Usoft, Inc. from 1994 through 1997. Prior to that, he served as CEO and was a founder of Versant Object Technology, Inc. ("Versant") and Documentum, Inc., as well as vice president of sales for several software companies, including Oracle Corporation and Ingres. In addition to his role with Enlighten Software, he currently serves as Chairman of the Board of Evolve Corporation. Mr. Parker brings 19 years of software industry experience at companies such as IBM, Versant, and Quintus Corporation ("Quintus"), where he held several sales and marketing positions, most recently vice president of sales and marketing at Quintus. Prior to joining Enlighten Software, Mr. Parker was President of Web Logic, a privately held Java middleware software development company. Additionally, in the restructuring of the Company's sales and marketing departments, the Company's Vice President of Sales and Marketing, its Director of Marketing, and its Managing Director, Europe, Middle-East and Africa were either replaced or left the Company during the fourth quarter of 1997.

  Tandem Divestiture

     In October 1997, the Company sold all of the technology and operating assets associated with its Tandem product line to New Dimension Software, Inc. ("NDS"), a subsidiary of New Dimension Software, Ltd. In

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

this transaction the Company will receive approximately $2.5 million in cash, which resulted in a gain to the Company of approximately $2.2 million in 1997. Approximately $1.6 million was received in 1997, with the substantial portion of the remaining amounts due in the first quarter of 1998. In addition, NDS is required to pay the Company royalties through September 2000 from NDS' licensing and support of the Tandem software products. The sale of the Tandem product line also included the transfer to NDS of approximately 12 employees associated with the Company's Tandem operation.

  OEM Bundling Agreement

     On January 22, 1998, the Company entered into a three-year worldwide OEM bundling agreement with Silicon Graphics. Under the terms of the agreement, Silicon Graphics will ship a bundled limited feature version of EnlightenDSM on new server and workstation product shipments as well as with operating system upgrades shipped to already installed Silicon Graphics customers. Silicon Graphics will also offer and include on its price list a full feature version of EnlightenDSM as well as agent modules to enable the management of other UNIX/NT vendor servers and workstations. The products will be supported through Silicon Graphic's global customer support organization. In addition to OEM bundling, Silicon Graphics will market the products through its telesales force, direct field organization, and authorized resellers.

INDUSTRY BACKGROUND

     In recent years there has been a significant change in the market for networked, enterprise-wide computer systems. Technology advances in hardware and software have created a new paradigm in computing based upon a client/server architecture, where the user and the information server are connected via high speed networks, locally via LANs, or remotely via communications networks. In many cases, these systems are being deployed to replace the existing mainframe systems. Yet the Company believes that, in the majority of cases, these systems are additional and complementary to an organization's existing computing capability. In the latter situations, computer systems based upon UNIX and NT operating systems are generally being deployed at the divisional and departmental levels, although many companies are increasingly using UNIX and NT systems for more critical applications used in the organization's day-to-day operations. The transition to open distributed computing has been accelerated by the adoption of Internet and Intranet technologies that utilize such open systems. The development of client/server or distributed systems has created a significant market for hardware and software companies that have developed products for these open environments based on UNIX or NT. Sun, HP, IBM, and Silicon Graphics are a few of the hardware companies that ship large quantities of UNIX workstations and servers. Database and programming development products from companies such as Oracle, Informix, Sybase, Forte, SAP, and Baan have also enjoyed success based upon the development of open systems.

     Open systems environments offer several benefits, such as common standards, allowing for combinations of hardware and software from a variety of vendors. These environments also provide easy portability of applications from one vendor's UNIX system to another, thereby protecting a customer's original investment. Other benefits include lower price points, cost effective networking, and a large pool of experienced technical personnel. However, managing the operations of large client/server systems can be difficult and labor intensive. As corporate customers migrate mission critical applications from mainframes to distributed UNIX and NT systems, they are demanding the same type of management and administration tools provided in the mainframe environment. The diversity of systems and applications has increased significantly in recent years. The introduction and proliferation of the NT operating system, the increased scope of applications from core business transactional software to decision support, groupware, and Internet/Intranet products, and the advancement of requirements of a centralized information technology ("IT") department to manage systems in remote physical locations has greatly expanded the systems management expertise required within IT organizations of these companies. Additionally, an inherent characteristic of open systems is a lack of complete integration of the various vendors' products. The development of standards such as Simple Network Management Protocol ("SNMP"), the leading protocol for network management and the leading standard for information collection in multi-vendor computing environments, and OpenView provide a standard framework for systems management products in open environments, but these standards must be integrated and managed.

Many hardware manufacturers have been slow to provide effective multi-vendor solutions to manage their own, let alone their competitor's hardware, creating a market need for truly heterogeneous system administration solutions.

     While open systems have produced significant advantages, the management of distributed, heterogeneous open systems presents a major challenge. Unlike the mainframe environments where an operations department typically has both trained resources and extensive systems utilities, the responsibility for managing open systems became the responsibility of technicians who typically use limited system utilities and "home grown" routines.

     These market needs are currently being addressed either through manual procedures by a company's internal IT organization, or by one of three types of solutions: (i) point products, or stand-alone products designed to address one particular function or requirement; (ii) interfaced products, or a set of point products loosely coupled by a common interface but not truly integrated; and
(iii) enterprise systems management frameworks, or large monolithic products designed to manage a customer's entire computing infrastructure from mainframe systems, to UNIX/NT systems, to desktop PCs. Many products serving this market were developed by porting dated mainframe technology and architecture to the UNIX environment. These solutions are typically expensive to acquire and implement due to the extensive efforts associated with installing and configuring these products to a customer's particular environment.

THE ENLIGHTEN SOFTWARE SOLUTION

     Enlighten Software offers a middle-tier framework for workgroup administration and systems management for UNIX and NT open systems. Enlighten Software's mission is to provide the industry's most pervasive software solutions which help enterprises monitor, manage, and administer distributed, heterogeneous computers simply and inexpensively. The Company intends to establish a presence as a market leader for easy to use, out-of-the-box, broad-based functionality for workgroup administration and systems management across major open systems platforms. While numerous standards are being introduced and companies are vying to position themselves in the open systems management market, Enlighten Software is positioning its Enlighten product suite as the one product that is vital and affordable to open systems managers in mixed UNIX/NT environments.

     Enlighten Software's systems management solution differentiates itself from other companies' systems management approaches. The Company believes that systems managers demand management tools that are simple to use, easy to install, scalable and customizable, intuitive to learn, and reasonably priced. The Enlighten product suite is targeted to the broadest segment of the open systems market: customers with ten to 1,000 workstations from a variety of the most popular vendors. The Company believes the product's key strengths that address the needs of this market niche are:

     - Ease of use: EnlightenDSM is designed to be easily installed, and configured. Enterprise systems management products such as Computer Associates' Unicenter and Tivoli Systems' TME are very complex and often require a substantially increased investment of time and money to make useful when compared to the Company's product. Typically, EnlightenDSM installs and begins operating in hours, and can be fully configured with customized event alarms and thresholds and integration with other third-party products in weeks.

     - Broad functionality: The customer in the Company's target market typically has a limited budget, limited resources, and limited staff. Therefore, the Company designed the product to be able to address a broad range of system management and administration needs, alleviating the customer from the need to make a series of investments in point product solutions. EnlightenDSM provides a common interface for an integrated product that addresses (i) user account configuration, (ii) printer resource management, (iii) network services configuration and management,
       (iv) security auditing, (v) disk and file management, (vi) archive management, (vi) systems management, and (vii) event generation and monitoring.

     - Price performance: The Company believes its product is generally priced below comparable point products in the market, as well as enterprise framework products.

     - Open architecture: EnlightenDSM is based on an architecture which is designed to be easily integrated with most existing point solutions as well as solutions developed by customers internally. The product is also designed to communicate "up" to the enterprise framework products with event mechanisms or easy-to-write scripts in the product's Programmable Event Processor ("PEP"). EnlightenDSM uses Structured Query Language ("SQL") with any Open Database Connectivity ("ODBC") databases and SNMP. The product can operate as an integral part of an enterprise management environment in a larger customer environment, or as the focal point of administration and management in a smaller customer environment, or in divisions/sites of a larger customer environment.

     EnlightenDSM is scalable to large networks and supports the day-to-day operational requirements of networked systems, such as adding users and nodes, reconfiguring system processes, managing disk storage, and managing Internet/Intranet users. The Company believes its product suite is affordably priced, scalable from ten to several thousand systems, designed to install within one half hour for most configurations, and will integrate with other system console and network administration products, such as Tivoli, CA Unicenter, Remedy, and many others.

COMPANY STRATEGY

     Enlighten Software's objective is to become a market leader in integrated open systems workgroup administration and systems management. To achieve this objective, Enlighten Software has adopted a business strategy incorporating the following elements:

  Focus on the "under-served" market

     The Company believes that most of the products in the enterprise systems management market are currently focused toward Fortune 500 companies that can afford the time and expense, and possess the resources necessary to implement a monolithic enterprise-wide systems management solution. Mid-sized companies, and smaller sites or departments of larger companies, cannot effectively and efficiently implement these solutions and require less intrusive, more cost-effective means to manage their UNIX/NT systems. The Company believes there are very few products to assist these organizations in managing and monitoring their open systems networks. Enlighten Software's focus for its UNIX/NT products is this under-served market, defined as sites with ten to 1,000 UNIX or NT workstations or servers without a large mainframe presence. The Company feels its low-cost, easy-to-use, non-intrusive workgroup administrations and systems management solution is the most effective tool for these companies to use for managing and monitoring their systems.

  Penetrate the market primarily through third-party relationships

     The Company has recently shifted its sales and marketing focus from direct sales to indirect channels sales. Shortly after this shift occurred the Company entered into an OEM bundling agreement with Silicon Graphics. The Company's product architecture and the design, price point, and ease of use of the EnlightenDSM product allow it to be effectively bundled with a hardware manufacturer's operating system. The relationship with Silicon Graphics will allow the Company to begin penetrating the market by proliferating a limited version of its product on thousands of Silicon Graphics systems, thereby providing a base within which to sell the full feature version of EnlightenDSM, as well as other products. The Company intends to continue to pursue additional partnering relationships and intends to focus its sales and marketing efforts on the following:

     - Additional UNIX hardware manufacturers -- The Company believes that several UNIX hardware manufacturers lack effective systems management solutions. As the competition for UNIX hardware increases and price points drop, the Company feels these manufacturers will need to differentiate themselves through the ability to offer solutions to customers that provide lower cost of ownership through ease of use and administration for their systems.
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

     - Systems management and other software application vendors -- The Company believes its product suite is complementary with several software vendors' applications. EnlightenDSM's architecture is designed to allow integration with other third-party software products with minimal engineering requirements. The Company intends to pursue relationships with software companies providing systems management, help desk software, and other "customer care' applications with which the Company's product could be integrated and sold as a combined solution.

     - Systems integrators and consultants -- The Company also believes that companies providing systems management consulting and outsourcing services to IT organizations are in need of effective administration and management tools to provide their clients with improved efficiencies in managing heterogeneous open systems environments.

     - Selected end-users -- The Company has shifted its primary focus from direct to indirect channels to market and distribute its product. However, it maintains a small direct sales force focused on select opportunities where the Company can provide value through stronger, more dedicated customer relationships.

     The preceding discussion regarding the Company's response to the systems management market and its product and marketing strategy contains forward-looking statements, and actual results may vary substantially depending upon a variety of factors, including, but not limited to, the development of emerging markets for systems management and administration software, competition, technological change, changing customer needs, evolving industry standards, any product development delays, and the ability of the Company to manage future growth and new distribution channels, if any. These and other factors are more fully discussed under the caption "Risk Factors" on page 5 of this registration statement.

PRODUCTS

     Enlighten Software offers software products designed to automate the management and administration of computer systems. Set forth below is a summary of the Company's principal product offerings.

     In the fast-paced UNIX/NT environment, millions of new computers are being deployed annually. All system administrators must learn to manage networks in which users are added on a regular and continuous basis. The tools these system administrators need to effectively perform their jobs should be simple, easy to implement, and intuitive; not complex, rules-based systems management software. The Company acquired core technology for UNIX systems administration products in December 1994, and released two complementary UNIX products in the second quarter of 1995. The features of these two products were combined in EnlightenDSM version 2.0, which was released in May 1996. The Company is currently shipping version 2.3 of EnlightenDSM. Product license fees from the Company's open systems product family represented 27% and 22% of total product license fees in 1997 and 1996, respectively.

     EnlightenDSM is a standards-based, multi-function management system covering the following disciplines: user administration, file system management, Internet/Intranet management, printer management, security checking, archiving, subsystem monitoring, event generation/tracking, and other system functions. EnlightenDSM runs on a variety of open systems computer platforms, including HP/UX, SUN/Solaris, IBM/AIX, Intel 486/SCO, Silicon Graphics/IRIX, Digital UNIX, and Microsoft NT. Cross-platform functionality enables the management of diverse and distributed systems from a centralized console.

     EnlightenDSM automatically collects and saves status, configuration, performance, and capacity information and makes it available for monitoring by most commercial SNMP managers. The product monitors system resources including peripheral devices, processes, resources, and services. Thresholds can be set to generate alarms that warn users of an error or problem about to occur. The product can also be set to take corrective action automatically. EnlightenDSM monitors and reports changes in system inventory and can track the addition or removal of memory, disk drives, tape drives, and other devices, thereby reducing costly downtime and improving system performance.

     The Company shifted its strategic focus away from the Tandem platform and toward the UNIX/NT environment. In October 1997, the Company sold all of the technology and operating assets associated with its

Tandem product line to NDS. Product license fees from the Company's Tandem product line accounted for 73% and 78% of total product license fees in 1997 and 1996, respectively.

SALES AND DISTRIBUTION

     The Company's revenues are derived from three sources: product license fees, product maintenance fees, and consulting services.

  Product license fees

     During 1997, Enlighten Software marketed its products through a direct field sales force, an inside telesales channel, and third-party distributors. The Company's products were marketed throughout North America, South America, and parts of the Pacific Rim by its product sales organization located at the Company's headquarters in San Mateo, California as well as through its regional field sales offices in the Chicago and New York areas. Enlighten Software marketed its products in Europe, the Middle East, and Africa through its wholly-owned subsidiary headquartered in the United Kingdom and through independent distributors.

     Product license fees in 1997 consisted primarily of revenue from the granting of perpetual licenses and from the licensing of product upgrades necessary when customers upgrade their system hardware. Revenue from end-user licenses is payable in full at the commencement of the license period and is recognized after all of the following events have occurred: (i) a product evaluation has been shipped to the customer; (ii) the customer elects to purchase the software following an evaluation period; and (iii) the customer signs the related contract. Product license fees represented 34% and 41% of total revenue in 1997 and 1996, respectively.

     Following the disposition of its Tandem product line during the fourth quarter of 1997, the Company shifted its sales strategy to one based primarily upon third-party distributors and restructured its sales department as a result of this shift. This restructuring included personnel changes as well as the closing of field sales offices in the Chicago and New York areas, as well as the U.K. sales and support office.

     Enlighten Software intends to build its sales, marketing, and customer support organizations with a focus on delivery of its products to OEM partners, resellers, system integrators, and select end-users. An essential element of the Company's sales and marketing strategy is the development of indirect distribution channels, such as OEMs, ISVs, and VARs, as well as other systems management and application software vendors whose products are complementary with those of the Company.

     In January 1998, the Company established its first OEM relationship with Silicon Graphics. Under the agreement, Silicon Graphics will incorporate a limited version of EnlightenDSM bundled with its operating system on a bundled basis on new servers and workstations as well as with operating system upgrades shipped to already installed Silicon Graphics customers. Silicon Graphics will also offer and included in their price book licenses for the full-feature version of EnlightenDSM as well as agent modules to enable the management of other UNIX/NT vendor servers and workstations as optional enhancements. The products will be supported through Silicon Graphic's global customer support organization. In addition to OEM bundling, Silicon Graphics will market the products through its telesales force, direct field organization, and authorized resellers. The Company receives a license fee for each copy distributed by Silicon Graphics to its customers.

     The Company is currently investing, and intends to continue to invest, significant resources to develop the OEM, ISV, and VAR channels, which could have a material adverse affect on the Company's operating margins. The Company's efforts to expand its third-party channels are intended to penetrate the market and achieve widespread commercial acceptance of the Company's products as a workgroup administration standard. There can be no assurance that the Company will be successful in its efforts to increase the revenues represented by this channel. The Company will be dependent upon Silicon Graphics and new third-party relationships for a significant portion of its revenue for the foreseeable future. There is no assurance that the Company's third-party distributors will effectively distribute and exploit the Company's products. The inability to recruit additional third parties to distribute, market, and support the Company's products could have a material adverse affect the Company's business, operating results, and financial condition. A more detailed discussion of these and other risks associated with the Company's business is set forth under the caption "Risk Factors" on page 5 of this report.

  Product maintenance fees

     All customers subscribing to Enlighten Software's maintenance service agreements are entitled to receive (i) technical support and consultation, primarily over the telephone, and (ii) subsequent product enhancement and maintenance releases periodically produced by the Company. Product maintenance support is provided directly to customers as well as through the Company's authorized distributors. As the Company shifts its sales efforts from direct to indirect channels, the Company will become more dependent on its third-party distributors for the technical support and consultation to end-users. The Company will need to increase its training and education efforts related to its third-party distributors to ensure the technical proficiency and knowledge of such third parties with respect to the Company's products.

     Product maintenance fees consist of all maintenance revenue on new and existing installed software products. The Company generally charges, on an annual basis, 20% of the current list price of its products in exchange for telephone support, product updates, and product enhancements. Product maintenance revenue is recognized ratably over the maintenance contract period (typically one year). Product maintenance fees accounted for 61% and 53% of total revenue in 1997 and 1996, respectively.

  Consulting services

     Revenue from consulting services consists of fees charged for contract services, product training, and other service activities. This division of the Company's technical support organization provides fee-based consulting services to the Company's customers throughout the U.S. Consulting service revenue is recognized when services are performed for time and material contracts and on a percentage of completion basis for fixed price contracts. Consulting services represented 5% and 7% of total revenue in 1997 and 1996, respectively.

PRODUCT DEVELOPMENT

     The computer software industry is characterized by rapid technological change and is highly competitive in regard to timely product innovation. Accordingly, the Company believes that its future success depends on its ability to enhance current products that meet a wide range of customer needs and to develop new products rapidly to attract new customers and provide additional solutions to existing customers. In particular, the Company believes it must continue to respond quickly to users' needs for broad functionality and open systems support.

     Enlighten Software addresses the needs of current users through regularly scheduled maintenance and enhancement releases. At the same time, the Company seeks to acquire and develop new products to meet the needs of a broader group of users.

     The Company provides an integrated workgroup administration and systems management product for open systems running on six different UNIX-based systems and Microsoft NT. The EnlightenDSM product consists of the following features: user administration, file system management, Internet/Intranet management, printer management, security checking, archiving, subsystem monitoring, and event generation/tracking.

     The Company significantly enhanced its EnlightenDSM product with several releases during 1997. The new releases contained new features such as NFS and Veritas file system monitoring, performance enhancements to the communication layer resulting in better reliability and response time, and support for the new operating system releases from the supported operating system vendors. Electronic documentation was also added to the EnlightenDSM product. Both the User Guide and Reference Manuals are now supplied in Adobe Acrobat format, complete with electronic hyperlinks and cross references. In addition, the Company added to its supported platforms with ports to DEC ALPHA OSF and Windows NT. In preparation for its third-party distribution efforts, the Company customized its licensing procedures to allow more flexible, multi-tiered licensing structures. Additionally, the product suite was modified to allow for distribution of both a limited feature and an enhanced feature product for its newly established OEM relationship with Silicon Graphics.

     The Company's strategy is to continue to enhance EnlightenDSM's functionality through new releases and new feature development to meet the continually advancing systems administration and management requirements of its customers, including:

     - increased scalability and performance;

     - increased integration with other systems management point solutions as well as other enterprise systems management frameworks;

     - increased levels of automation and ease of use to further reduce administrative costs and overhead;

     - increased range of supported platforms; and

     - continued customization for the Company's current and new third-party distributors.

     There can be no assurance that the Company will be successful in developing and marketing new features or products that respond to technological change or evolving industry standards, that the Company will not experience difficulties that could delay or prevent the successful development, introduction, and marketing of any new features or products, or that its new features or products will adequately meet the requirements of the marketplace and achieve market acceptance. Additionally, the Company's product development staff will be under increased pressure as the Company's products are deployed on a significantly greater number and variety of machines by virtue of the Silicon Graphics bundling relationship (or other additional third-party relationships, if any). Due to the complexity of the product and the large number of network configurations in the market, it is extremely difficult to fully test EnlightenDSM in all possible environments and, although the Company employs a continual effort to assure a quality product, there is no assurance that errors will not be found in the released commercial product resulting in delays of new feature development. If the Company is unable, due to lack of resources or for technological or other reasons, to develop and introduce new features and products in a timely manner in response to changing market conditions or customer requirements, the Company's business, operating results, and financial condition will be materially adversely affected. See "Risk Factors" on page 5 of this Prospectus.

     As of December 31, 1997, the Company had ten professional and technical employees engaged in research and development. During the fiscal years ended December 31, 1997 and 1996, the Company's research and development expenditures before the capitalization of software development were $2,125,944 and $2,531,237, respectively.

COMPETITION

     The systems management market in which the Company competes is intensely competitive, highly fragmented and rapidly changing. In order to compete, the Company must enhance its current products, enhance the operability of its products with other products, management frameworks, and operating systems through a truly open architecture, develop new products in a timely fashion, and develop key strategic partnerships with other hardware and software vendors. Many of the Company's competitors in the open systems markets are larger and have greater financial, technical, marketing, and other resources than the Company. Because there are relatively low barriers to entry in the software market, the Company expects additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins, and increased difficulty in establishing market share, any of which could have a material adverse affect the Company's business, operating results, and financial condition. See "Risk Factors" on page 5 of this report.

     The Company's principal competition in the market for open systems workgroup administration and system management products is from enterprise systems management vendors such as Tivoli, a wholly-owned subsidiary of IBM, and Computer Associates, as well as point products from BMC Software, Inc., Platinum Technologies, Inc., Veritas Software, Inc., and Legato Systems, Inc. The Company also faces competition from internal development groups of prospective end-user customers and OEMs, including operating system vendors, many of which have substantial internal programming resources and are capable of developing specific operating system level products for their own needs. In addition, certain operating systems vendors have already incorporated systems management capabilities into their operating system, including HP, Sun, IBM, and Microsoft, which reduces such vendors' need for the Company's products. Additional hardware manufacturers may elect to offer similar competitive products in the future.

     The Company believes that it competes favorably with its competitors with respect to product features and functionality, such as scalability, interoperability across multiple platforms, adherence to standards, security, as well as reliability, ease-of-use, price/performance ratio, and an ability to integrate easily with third-party vendors' products. However, given the Company's size, its recent entry into this market, and the advantages its competition enjoys with respect to size and resources, there can be no assurances the Company can effectively compete in this market.

PRODUCT PROTECTION

     The Company relies on a combination of copyright, trade secret and trademark laws, and software security measures, along with employee and third-party nondisclosure agreements, to protect its intellectual property rights, products, and technology. The Company's products are typically licensed on a "right to use" basis pursuant to perpetual licenses that restrict the use of the products to the customer's internal purposes. The Company distributes its software under license agreements that are signed by its end-users. Despite the precautions taken by the Company to protect its software, unauthorized parties may attempt to reverse engineer, copy, or obtain and use information the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and software piracy is expected to be a persistent problem. Additionally, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     The Company has entered into source code escrow agreements with some of its customers that require the release of source code to the customer in the event there is a bankruptcy proceeding by or against the Company, the Company ceases to do business, or the Company is unable to fulfill its contractual obligations with respect to support. In the event of a release of the source code, the customer is required to maintain its confidentiality and, in general, to use the source code solely for the purpose of maintaining the software's usability. The provision of source code may increase the likelihood of misappropriation or other misuse of the Company's intellectual property.

     The Company is not aware that its products, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, from time to time, the Company receives notices from third parties asserting that the Company has infringed their patents or other intellectual property rights. In addition, the Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Any such claims could be time-consuming, result in costly litigation, cause product shipment delays or lead the Company to enter into royalty or licensing agreements rather than disputing the merits of such claims. As the number of software products in the industry increases and the functionality of such products further overlap, the Company believes that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time consuming and expensive to defend. An adverse outcome in litigation or similar proceedings could subject the Company to significant liabilities to third parties, require expenditure of significant resources to develop non-infringing technology, require disputed rights to be licensed from others, or require the Company to cease the marketing or use of certain products, any of which could have a material adverse effect on the Company's business, operating results, and financial condition. See "Risk Factors" on page 5 of this report.

EMPLOYEES

     As of December 31, 1997, the Company employed 34 people worldwide, consisting of 31 in the United States and 3 in Europe. Of these employees, 10 were engaged in product development, 16 in sales, marketing, and customer support, and 8 in finance and other administrative departments. The Company's believes its future success depends in large part upon the continued service of its key technical and senior management personnel and its ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense, as certain of these personnel have significant prior industry experience and are in great demand. There can be no assurance that the Company can retain its key technical and managerial employees or that it can attract, assimilate or retain other highly qualified technical and managerial personnel in the future. None of the Company's employees are subject to any collective bargaining agreements. Each employee of the Company has executed an agreement not to disclose trade secrets or other confidential information. Enlighten Software believes its employee relations are good.

FACILITIES

     The Company leases approximately 17,000 square feet of office space in San Mateo, California under a lease which expires in March 2001. The Company previously leased additional sales and support offices in Lisle, Illinois, Saddlebrook, New Jersey, and the United Kingdom under month-to-month leases, each of which were terminated in the fourth quarter of 1997. The Company believes that its current facilities are adequate for its needs through 1998 and should additional space be needed, it will be available to accommodate the expansion of the Company's operations on commercially reasonable terms.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in litigation relating to claims arising out of its operations in the normal course of business. As of the date of this Prospectus, the Company is not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company's business, financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following sets forth the executive officers and directors of the Company as of March 31, 1998:

                 NAME                    AGE                      POSITION
                 ----                    ---                      --------
Michael Seashols(1)(2).................  52     Chairman of the Board of Directors
David D. Parker........................  42     President and Chief Executive Officer
Michael A. Morgan......................  35     Vice President, Finance and Administration,
                                                Chief Financial Officer, Secretary, and
                                                Director
Peter J. McDonald......................  50     Director
Peter J. Sprague(1)(2).................  59     Director
Bruce Cleveland(1)(2)..................  39     Director

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     Mr. Seashols joined the Company in July 1997 as Chairman of the Board and Director. From 1994 through 1997, Mr. Seashols served as Chief Executive Officer of Usoft, Inc., a wholly-owned software subsidiary of Unysis, Inc. that provides development and maintenance tools for client/server and Internet based computer applications. From 1988 through 1993, he served as Chief Executive Officer and was a founder of Versant Object Technology Corporation, a provider of enterprise component management software systems for commercial applications in distributed computing environments. Previously, Mr. Seashols was a founder and the original Chief Executive Officer of Documentum, Inc., as well as vice president of sales for several software companies, including Oracle Corporation and Ingres. He also currently serves as Chairman of the Board of Evolve Corporation, a provider of Services Resource Management (SRM) applications designed to manage mission-critical processes for services organizations, as well as a consultant to several software companies.

     Mr. Parker joined the Company in August 1997 as President and Chief Executive Officer. From November 1996 through August 1997, Mr. Parker served as President of Web Logic, a software company developing enterprise Java server components. From July 1993 through October 1996, Mr. Parker served in various sales management positions, most recently as Vice President, Indirect Sales of Quintus Corporation, which markets and develops software and services for use in call center operations. Mr. Parker has over nineteen years of experience in the software industry, including senior sales and management positions at Versant Object Technology Corporation. and IBM.

     Mr. Morgan joined Enlighten Software in May 1991 as Controller and became Vice President, Finance and Administration, Chief Financial Officer, Secretary, and Director in October 1991. Mr. Morgan served in various positions at KPMG Peat Marwick LLP in San Jose, California, from 1987 to 1991, most recently as manager. Mr. Morgan is a certified public accountant in California.

     Mr. McDonald founded the Company in June 1986 and served as Chairman of the Board, Director, President, and Chief Executive Officer from that date through July 1997. Since July 1997, Mr. McDonald has been employed as a strategic advisor to the Company. From 1982 to 1986, Mr. McDonald was the Managing Director of Software Professionals Pty. Ltd., an Australian company that principally provided systems analysis and software programming and consulting services to the Australian banking community.

     Mr. Sprague has served as a Director of the Company since February 1994. From 1975 through 1995, Mr. Sprague served as Chairman of the Board of National Semiconductor Corporation, a leading manufacturer of semiconductor components and integrated circuits. In May 1988, Mr. Sprague founded Wave Systems Corp., an electronic information company, for which he currently serves as Chairman.

     Mr. Cleveland has served as a Director of the Company since February 1994. Since May 1997, Mr. Cleveland has been the Vice President Marketing of Siebel Systems, Inc., an industry leading provider of sales and marketing information software systems. From October 1995 through April 1997, Mr. Cleveland served as the President of Component Integration Laboratories. From 1992 through October 1995, Mr. Cleveland was the Senior Director of Apple Computers' Open Systems Business Unit. In 1989, Mr. Cleveland co-founded Siren Software, an open systems company, where he was the Vice President of Marketing from 1989 to 1992.

     All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. There are no family relationships among the directors or executive officers of the Company. Officers are elected by and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation during the years ended December 31, 1997, 1996, and 1995 of the Chief Executive Officer and the other most highly compensated executive officer of the Company in 1997 and two former executive officers (including the former Chief Executive Officer) who would have been among the most highly compensated executive officers in 1997 but who were not executive officers at December 31, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                               ANNUAL COMPENSATION     SECURITIES
                                               --------------------    UNDERLYING       ALL OTHER
    NAME AND PRINCIPAL POSITION(S)      YEAR   SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION($)
    ------------------------------      ----   ---------   --------   ------------   ---------------
David D. Parker(1)....................  1997   $ 40,923    $20,000      200,000              --
  President, and Chief                  1996         --         --           --              --
  Executive Officer                     1995         --         --           --              --

Michael A. Morgan.....................  1997    110,000     23,781       50,352(2)           --
  Vice President, Finance and           1996     92,500     13,750       25,000              --
  Administration, and Chief             1995     82,714      6,250        7,500              --
  Financial Officer

FORMER OFFICERS:

Peter J. McDonald(1)..................  1997    188,125         --           --          $7,666(3)
  Former President,                     1996    227,083         --           --           7,606(3)
  Chief Executive Officer,              1995    275,000     12,500        7,500           6,816(3)
  and Chairman of the Board

Byron Jacobs(4).......................  1997     91,432     31,708           --              --
  Former Vice President,                1996     99,538         --      100,000              --
  Sales and Marketing                   1995         --         --           --              --

---------------
(1) Mr. McDonald served as Chairman of the Board, President, and Chief Executive Officer of the Company until August 27, 1997; remaining as a Director of the Company. Mr. Parker replaced Mr. McDonald as President and Chief Executive Officer.

(2) Includes options to purchase an aggregate of 15,875 shares granted on June 19, 1997 at $1.53 per share replacing an option to purchase 3,375 shares at $4.00 per share granted on September 15, 1993, an option to purchase 5,000 hares at $3.13 per share granted on July 15, 1994, and an option to purchase 7,500 shares at $3.13 per share granted in August 30, 1995. Options to purchase 15,875 shares were canceled in connection with the repricing. See "Ten-Year Option Repricings."

(3) Includes $6,816, $6,816, and $6,026 paid by the Company in 1997, 1996, and
    1995, respectively, for a leased automobile used by Mr. McDonald. Also includes $850, $790, and $790 in 1997, 1996, and 1995, respectively, for a $1 million split-dollar life insurance policy issued on the life of Mr. McDonald. These portions of the total insurance payments made are treated as income to Mr. McDonald under IRS regulations. The Company pays a monthly premium of $2,500 on this policy. The Company will be reimbursed from the policy values in an amount equal to its cumulative premium contributions upon the earlier of (i) Mr. McDonald's death, (ii) Mr. McDonald's cancellation of the policy or (iii) Mr. McDonald's request for release of the Company's contributions.

(4) Mr. Jacobs was Vice President, Sales and Marketing of the Company until August 1997; he is no longer an employee of the Company.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during 1997 to Named Executive Officers.

                             OPTION GRANTS IN 1997

                                                                                   POTENTIAL REALIZABLE
                                          INDIVIDUAL GRANTS IN 1997                  VALUE AT ASSUMED
                              --------------------------------------------------      ANNUAL RATES OF
                              NUMBER OF    % OF TOTAL                                   STOCK PRICE
                              SECURITIES    OPTIONS                                  APPRECIATION FOR
                              UNDERLYING   GRANTED TO    EXERCISE                     OPTION TERM(1)
                               OPTIONS     EMPLOYEES     PRICE PER    EXPIRATION   ---------------------
            NAME              GRANTED(2)    IN 1997     SHARE(3)(4)      DATE         5%          10%
            ----              ----------   ----------   -----------   ----------   ---------   ---------
David D. Parker.............   200,000(5)     23.0%        $1.91       10/18/07    $351,003    $785,184

Michael A. Morgan...........    34,477         4.0          1.19        7/23/07      25,802      65,387
                                 3,375(6)      0.4          1.53        6/19/07       3,247       8,230
                                 5,000(7)      0.6          1.53        6/19/07       4,811      12,192
                                 7,500(8)      0.9          1.53        6/19/07       7,217      18,288

FORMER OFFICERS:

Peter J. McDonald...........        --          --            --             --          --          --
Byron Jacobs................        --          --            --             --          --          --

---------------
(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock, overall market conditions, and the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(2) All options granted in 1997, except as noted in footnote (5), were granted pursuant to the Company's 1992 Stock Option Plan. These options, except as noted, vest and become exercisable at the rate of one-seventh six months from the date of grant and 1/42nd per month thereafter for each full month of the optionee's continuous employment by the Company. Under the Company's 1992 Stock Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. See "Benefit Plans."

(3) All options were granted at market value on the date of grant except as noted.

(4) In June 1997, as a result of a broad decline in the fair market value of the Company's Common Stock, the Compensation Committee determined that it was in the best interests of the Company to offer to all current employees who were optionholders, including executive officers whom the Committee considered separately, the opportunity to exchange outstanding options with an exercise price above $3.00 for options with an exercise price equal to the then current fair market value.

(5) These options were granted under a non-qualified stock option agreement. 50,000 of such options were granted outside the Company's 1992 Stock Option Plan. Such non-plan options were registered by the Company on April 9, 1998. All options have an option exercise price equal to 85% of fair market value.

(6) Reflects options that were repriced in June 1997, replacing options granted in September 1993.

(7) Reflects options that were repriced in June 1997, replacing options granted in July 1994.

(8) Reflects options that were repriced in June 1997, replacing options granted in August 1995.

     The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in 1997 and unexercised options held as of December 31, 1997 by the Named Executive Officers.

                      AGGREGATE OPTION EXERCISES AND 1997
                                YEAR-END VALUES

                                                                                          VALUE OF UNEXERCISED
                                                      NUMBER OF UNEXERCISED               IN-THE-MONEY OPTIONS
                         SHARES       VALUE          OPTIONS AT 12/31/97(1)                  AT 12/31/97(2)
                       ACQUIRED ON   REALIZED   ---------------------------------   ---------------------------------
        NAME           EXERCISE(#)     ($)      EXERCISABLE(#)   UNEXERCISABLE(#)   EXERCISABLE($)   UNEXERCISABLE($)
        ----           -----------   --------   --------------   ----------------   --------------   ----------------
David D. Parker......        --           --            --           200,000           $    --           $94,000
Michael A. Morgan....        --           --        86,553            63,447            56,810            58,712
FORMER OFFICERS:
Peter J. McDonald....        --           --        21,131             2,619                --                --
Byron Jacobs.........     8,214       $1,486        32,142                --            18,305                --

---------------
(1) Company stock options generally vest one-seventh six months from the date of grant and 1/42nd per month thereafter for each full month of the optionee's continuous employment by the Company. Options are exercisable only to the extent vested.

(2) The value of the unexercised in-the-money options is based on the closing price of the Company's Common Stock ($2.38 per share) on the Nasdaq National Market on December 31, 1997, and is net of the exercise price of such options.

TEN-YEAR OPTION REPRICING

     The following table provides the specified information concerning all repricings of options to purchase the Company's Common Stock held by any executive officer of the Company since April 20, 1994, the date of the Company's initial public offering:

                                                                                                   LENGTH OF
                                                                                                ORIGINAL OPTION
                                             NUMBER OF       MARKET                                  TERM
                                             SECURITIES     PRICE OF     EXERCISE                  REMAINING
                                             UNDERLYING   STOCK AT THE   PRICE AT      NEW        AT DATE OF
                                              OPTIONS       TIME OF       TIME OF    EXERCISE      REPRICING
 NAME AND PRINCIPAL POSITION(S)    DATE       REPRICED     REPRICING     REPRICING    PRICE        (MONTHS)
 ------------------------------   -------    ----------   ------------   ---------   --------   ---------------
Michael A. Morgan...............  6/19/97(1)   3,375         $1.53         $4.00      $1.53           75
  Vice President, Finance and     6/19/97(1)   5,000         $1.53         $3.13      $1.53           85
  Administration, and Chief       6/19/97(1)   7,500         $1.53         $3.13      $1.53           98
  Financial Officer

---------------
(1) Options that were repriced continue to vest in accordance with their original vesting schedule, however, no vested portion of any repriced options were eligible for exercise until March 19, 1998, provided the employee was employed with the Company as of that date.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive any compensation for their services as directors. Directors who are not employees of the Company receive between $500 and $750 for attendance at each Board Meeting. Additionally, the Company's 1992 Stock Option Plan (the "Option Plan") provides that the Board has no authority, discretion, or power to grant options to any independent directors. Instead, each nonemployee director is automatically granted a nonqualified stock option to purchase 5,000 shares of Common Stock upon initial appointment or election and, for each year that a nonemployee director continues to serve on the Board, options to purchase 5,000 shares of Common Stock on the anniversary date of such initial appointment or election. Such options vest quarterly over a three year period. Options to purchase 5,000 shares at an exercise price of $3.40 per share were granted to Messrs. Sprague and Cleveland in February 1997.

     In July 1997, Bruce Cleveland was granted additional non-qualified options to purchase 20,000 shares of the Company's Common Stock at an exercise price of $1.01, which was 85% of the fair market value of the stock on the date of grant. These options were granted to Mr. Cleveland in exchange for his services to the Company as a marketing consultant during 1997. Such options were granted with an unanimous vote of the Board of Directors, including the only other disinterested member of the Compensation Committee, Peter Sprague.

     In July 1997, Michael Seashols was appointed Chairman of the Board. Mr. Seashols entered into an agreement with the Company that provided for a grant of non-qualified options to purchase 100,000 shares of the Company's Common Stock at an exercise price of $1.01, which was 85% of the fair market value of the stock on the date of grant. These options vest monthly over a twelve month period. Upon the occurrence of an "Acceleration Event," the option agreement provides for (i) accelerated vesting of any remaining unvested options, and (ii) an automatic grant of additional non-qualified options to purchase 100,000 shares of the Company's Common Stock at 85% of the then current fair market value with monthly vesting over a two year period. An Acceleration Event is defined as a change of control in the Company or the completion of certain other strategic business objectives as defined in the agreement. If the Company and Mr. Seashols mutually agree to the continuation of Mr. Seashols' role as Chairman of the Board for an additional year, effective September 1, 1998, Mr. Seashols will be granted additional non-qualified options to purchase 100,000 shares of the Company's Common Stock at 85% of the then current fair market value with monthly vesting over a two year period. Such options were approved by a unanimous vote of the Board of Directors, including both members of the Compensation Committee.

BENEFIT PLANS

  1992 Stock Option Plan

     The Board of Directors and the Company's sole shareholder initially approved the adoption of the 1992 Stock Option Plan (the "Option Plan") on October 30, 1992 and September 10, 1993, respectively. On February 14, 1994 and February 15, 1994, respectively, the Board of Directors and the sole shareholder approved amendments to the Option Plan to provide for the automatic grant of options to nonemployee directors of the Company. On May 15, 1995, the Company's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of the Company's Common Stock issuable under the Option Plan by 590,000 shares, from 410,000 shares to 1,000,000 shares. On May 20, 1997, the Company's shareholders approved an amendment to the Option Plan to increase the aggregate maximum number of shares of the Company's Common Stock issuable under the Option Plan by 500,000 shares, from 1,000,000 shares to 1,500,000 shares, and to increase the per person share limitation (the "Employee Option Limit") from 25,000 to 150,000 shares per fiscal year. The Option Plan provides for the grant to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant to employees, non-employee directors, and consultants of the Company of nonstatutory stock options. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments will be made to the shares subject to the Option Plan, to the Employee Option Limit, and to outstanding options. To the extent any outstanding option under the Option Plan expires or terminates prior to exercise in full, the shares for which the option has not been exercised are returned to the Option Plan and become available for future grant. As of March 31, 1998, 126,281 options to purchase shares of Common Stock (net of cancellations) had been exercised, options to purchase 947,595 shares of Common Stock were outstanding under the Option Plan at a weighted average exercise price of $1.93 per share, and 426,124 shares of Common Stock remained available for future grants.

     The Option Plan may be administered by the Board of Directors or a committee of the Board (collectively the "Administrator"), so that options granted thereunder shall qualify as transactions exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder. Subject to the terms of the Option Plan, the Administrator has the power to determine the terms of the options granted, including the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the terms of vesting and exercisability of each option, the type of consideration to be paid to the Company upon exercise of an option, the duration of each option, and all other terms and conditions of the options. The Administrator will interpret the Option Plan and options granted under the Option Plan, and all determinations of the Administrator will be final and binding on all persons having an interest in the Option Plan or any option. Options granted under the Option Plan are not transferable by the holders thereof other than by will or the laws of descent and distribution and each option, is exercisable during the lifetime of the holder only by such holder. No employee or contractor my be granted options to purchase more than 150,000 shares in any one fiscal year. The Company intends that compensation related to options granted to employees of the Company ("Employee Options") granted under the Option Plan qualify for the "performance-based compensation" exemption under
Section 162(m) of the Code. Section 162(m) generally limits the deductibility by the Company for federal income tax purposes of compensation paid to certain executive officers. The per share exercise price of an incentive stock option must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, the per share exercise price of any Employee Option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the fair market value of a share of the Company's Common Stock on the date of grant, and the term of any such option cannot exceed five years. The terms of all other options granted under the Option Plan may not exceed 10 years. The per share exercise price of a nonstatutory stock option may be no less than 85% of the fair market value of a share of the Common Stock on the date of grant.

     All incentive stock option agreements under the Option Plan in effect on December 31, 1997 provide that one-seventh ( 1/7) of the options become vested six months after the initial grant date and one-forty-second ( 1/42) of the options vest upon completion of each succeeding full month of continuous employment (or service as a director or consultant) with the Company until fully vested 42 months after the initial grant date. Additionally, such agreements have provided that the exercise period for any optionee who ceases to be an employee for any reason, except death or disability, shall expire 30 days after such termination, but in no event later than the initial option term date; and if the optionee's employment ceases because of death or disability, the exercise period shall expire six months after such termination, but in no event later than the initial option term date.

     Generally, Employee Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these. However, the Administrator may restrict the forms of payment permitted in connection with any option grant or may grant options permitting payment of the exercise price with a recourse promissory note in a form approved by the Company.

     Director Options. Only members of the Board of Directors who are not employees of the Company or any parent or subsidiary corporation of the Company ("Outside Directors") are eligible to receive Director Options under the Option Plan. As of April 21, 1995, the Company had two Outside Directors. Director Options are nonstatutory stock options.

     The Director Option component of the Option Plan is intended to constitute a "formula plan" within the meaning of Rule 16b-3 under the Exchange Act. Accordingly, Director Options are granted automatically and without the Administrator's discretion as to eligibility to receive Director Options or the amount, price and timing of Director Options. The Option Plan provides that on the first anniversary of the effective date (February 14, 1994) of the amendment to the Option Plan authorizing the grant of Directors Options (the "Effective Date"), each Outside Director who held office on the Effective Date is automatically granted a Director Option for 5,000 shares of the Company's Common Stock. Each new Outside Director first appointed or elected to the Board after the Effective Date will automatically receive a Director Option for 5,000 shares on the date of such appointment or election. In addition, each Outside Director will automatically receive an annual grant of a Director Option for 5,000 shares. The annual grant will be made on the anniversary of the Effective Date for each Outside Director holding office on the Effective Date or on the anniversary of an Outside Director's initial Director Option grant for all other Outside Directors.

     Each Director Option is evidenced by a written agreement between the Company and the Outside Director specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the Option Plan. The per share exercise price of each Director Option is the fair market value of a share of the Company's Common Stock on the date of grant. Director Options may be exercised by payment of the exercise price in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale of some or all of the shares of Common Stock being acquired upon the exercise of the option, or by any combination of these.

     Director Options become exercisable in twelve approximately equal quarterly installments, subject to the Outside Director's continued service on the Board, and terminate ten years after the date of grant. Director Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee.

     As of March 31, 1998, non-qualified options to purchase an aggregate of 195,000 shares issued to outside directors were outstanding at an average exercise price of $2.02, equal to 85% of the fair market value on the dates of grant.

     Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company, or (ii) a merger in which the Company is a party. A Transfer of Control will also occur in the event of the sale, exchange or transfer (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. If a Transfer of Control occurs, the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation or parent corporation thereof (the "Acquiring Corporation") to either assume outstanding options or substitute options for the Acquiring Corporation's stock for the outstanding options. However, if the Acquiring Corporation does not assume or substitute for outstanding options in connection with a Transfer of Control, the Board of Directors may provide that any unexercisable portion of the outstanding options will be fully exercisable as of a date prior to the Transfer of Control. Any options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of such date.

     Termination or Amendment. Unless sooner terminated, no options may be granted under the Option Plan after February 14, 2004. The Administrator may terminate or amend the Option Plan at any time, but, without shareholder approval, the Administrator may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance thereunder, change the class of persons eligible to receive incentive stock options, or expand the class of persons eligible to receive nonstatutory stock options. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is intended to preserve the option's status as an incentive stock option.

1994 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1994 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors and by the shareholders in February 1994. On April 7, 1996 and May 20, 1996, respectively, the Board of Directors and the Company's shareholders approved an amendment to the Purchase Plan to provide for a change in the eligibility requirements which reduced the continuous employment requirement from six months to three months. A total of 200,000 shares of Common Stock have been reserved for issuance under this Plan. As of March 31, 1998, 79,248 shares of Common Stock had been acquired under the Purchase Plan and 120,752 shares of Common Stock remained available for future purchases.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Purchase Plan provides for the grant of a right to each participant at the beginning of each offering period under the plan to purchase shares of the Common Stock of the Company (a "Purchase Right"). Each participant's Purchase Right will be exercised on each purchase date under the Purchase Plan unless the participant has withdrawn from participation in the offering or in the plan prior to such purchase date. A maximum of 200,000 of the authorized but unissued shares of the Common Stock of the Company may be issued under the Purchase Plan. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger, sale, or other reorganization, appropriate adjustments will be made to the shares subject to the Purchase Plan and to the shares subject to a Purchase Right. If any Purchase Right expires or terminates, the shares of Common Stock subject to such Purchase Right are returned to the plan and may again be subjected to a Purchase Right.

     The Purchase Plan is administered by the Board of Directors or by a duly appointed committee of the Board (the "Administrator"). The Administrator will interpret the Purchase Plan and Purchase Rights granted under the Purchase Plan, and all determinations of the Administrator will be final and binding on all persons having an interest in the Purchase Plan or any Purchase Right. Currently, the Purchase Plan provides that any employee of the Company or of any present or future parent or subsidiary corporation of the Company designated by the Administrator as a corporation included in the Purchase Plan is eligible to participate in the Purchase Plan so long as the employee is customarily employed for at least 20 hours per week and at least five months in any calendar year and has completed at least three months of continuous employment. No employee who owns or holds options to purchase, or as a result of participation in the Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the Purchase Plan. As of March 31, 1998, approximately 25 employees were eligible to participate in the Purchase Plan.

     Generally, each offering of shares under the Purchase Plan (an "Offering") is for a period of 12 months. Offerings generally commence on or about February 1 and August 1 of each year. However, the Board of Directors may establish a different term for one or more Offerings or different commencement or ending dates. Generally, each Offering is comprised of two six-month purchase periods ending on July 31 and January 31 of each year, ending on a "Purchase Date".

     Participation in the Purchase Plan is limited to eligible employees who authorize payroll deductions, which may not exceed 10% of total compensation or such other limit established by the Administrator. Once an employee becomes a participant in the Purchase Plan, the employee will automatically participate in each successive Offering until such time as the employee ceases to be an eligible employee, withdraws from the Purchase Plan, or terminates employment. On each Purchase Date, a participant acquires shares of the Company's Common Stock based on the participant's accumulated payroll deductions. The purchase price per share at which the shares are sold under the Purchase Plan generally equals 85% of the lesser of the fair market value of a share of the Company's Common Stock on the first day of the Offering (the "Offering Date") or on the Purchase Date.

     Each participant in an Offering has a Purchase Right equal to the lesser of that number of whole shares arrived at by dividing $25,000 by the fair market value of a share of Common Stock on the first day of the Offering or 1,500 shares. The number of shares a participant purchases on each Purchase Date is determined by dividing the total amount of payroll deductions from the participant's compensation during the Purchase Period by the purchase price, limited in any case by the number of shares subject to the participant's Purchase Right for the Offering. Any payroll deductions under the Purchase Plan not applied to the purchase of shares are returned to the participant, except for an amount insufficient to purchase another whole on the Purchase Date, which amount may be applied to the next Purchase Period.

     A participant may withdraw from an Offering at any time without affecting his or her eligibility to participate in future Offerings. However, once a participant withdraws from an Offering, that participant may not again participate in the same Offering.

     Transfer of Control. A "Transfer of Control" will be deemed to occur upon any of the following events in which the shareholders of the Company do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company or its successor: (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company, or (ii) a merger in which the Company is a party. A Transfer of Control will also occur in the event of the sale, exchange, or transfer (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company or a liquidation or dissolution of the Company. If a Transfer of Control occurs, the Board of Directors may arrange for the acquiring or successor corporation to assume the Company's rights and obligations under the Purchase Plan. All Purchase Rights terminate effective as of the date of the Transfer of Control to the extent that the Purchase Right is neither exercised as of the date of the Transfer of Control nor assumed by the acquiring or successor corporation.

     Termination or Amendment. The Administrator may terminate or amend the Purchase Plan at any time, except that the approval of the Company's shareholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the Purchase Plan or changing the definition of the corporations that may be designated by the Administrator as corporations the employees of which may participate in the Purchase Plan.

  401(k) Plan

     Effective November 1, 1991, the Company adopted a retirement savings plan (the "401(k) Plan") that covers all employees of the Company. An employee may elect to defer, in the form of contributions to the 401(k) Plan, up to 15% of the total compensation that would otherwise be paid to the employee in the applicable year, not to exceed a statutorily prescribed annual limit ($9,500 in 1997). Employee contributions are held and invested by the plan's trustees for the benefit of plan participants. The contributions are fully vested and nonforfeitable at all times. The 401(k) Plan permits, but does not require (except as may be required by the Internal Revenue Code), the Company to make contributions to the plan. The Company does not currently make contributions to the 401(k) Plan on behalf of its employees.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL AGREEMENTS

     The Company has entered into an agreement with its Chief Executive Officer ("CEO") providing for benefits upon termination. The agreement provides that in the event the CEO's employment is terminated by the Company, other than for "Cause," or if the CEO terminates his employment with the Company for "Good Reason" (as those terms are defined in the agreement), the CEO shall be entitled to the following: (i) a severance payment equal to six (6) months of his then-current base salary; and (ii) continued vesting for a period of six (6) months post-termination in all stock options granted prior to the date of termination.

     The Company has also entered into an agreement with its Chief Financial Officer ("CFO") providing for benefits upon termination and in the event of a "Change of Control" (as defined in the agreement). The agreement provides that in the event of a Change of Control, if the CFO's employment is terminated by the Company or its successor within twelve (12) months of a Change of Control, other than for cause, or if the CFO terminates his employment because of a change in duties, or in certain other circumstances, the CFO shall be entitled to the following: (i) a one-time payment equal to twelve (12) months of his then-current base salary; (ii) full vesting in all stock options; and (iii) payment of any unearned portion of the CFO's targeted incentive compensation or bonus for that fiscal year. The agreement also provides that the CFO shall receive payment equal to one (1) year of his then-current base salary in the event the CFO is terminated by the Company other than for "Cause," or if the CFO terminates his employment with the Company for "Good Reason" (as those terms are defined in the agreement).

     The Option Plan provides that in the event of certain mergers, sales of assets, or sales by the shareholders of substantially all of their voting stock in the Company constituting a "Transfer of Control," as defined in the Option Plan, the Board may, it its sole discretion, arrange for the surviving, continuing, successor, or purchasing corporation or a parent corporation thereof, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under outstanding stock option agreements under the

Option Plan (the "Options") or substitute options for the Acquiring Corporation's stock for such outstanding Options. The Board may also provide that any options that are not assumed or substituted for by the Acquiring Corporation will be fully exercisable as of a date prior to the Transfer of Control. An Option will terminate effective as of the date of the Transfer of Control to the extent that the Option is neither assumed by the Acquiring Corporation, nor exercised of the date of the transfer of Control.

     The Purchase Plan provides that in the event of a "Transfer of Control," as defined in the Purchase Plan, the Board may, in its sole discretion, arrange for the assumption of the Company's rights and obligations under the Purchase Plan by the acquiring or successor corporation. All purchase rights shall terminate if no assumption occurs.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

     The Company's Bylaws provide that the Company may indemnify its directors, officers, employees and agents to the fullest extent permitted by law.

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's Amended and Restated Articles of Incorporation and Bylaws. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     For transactions between the Company and its officers, directors and holders of more than 5% of its outstanding common stock, see "Summary Compensation Table," "Stock Options Granted in 1997," "Option Exercise in 1997 Year-End Values" and "Compensation of Directors."

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of March 31, 1998, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group.

                                                                             PERCENTAGE
                                                 NUMBER OF SHARES        BENEFICIALLY OWNED
                                                 OF COMMON STOCK     ---------------------------
                                                   BENEFICIALLY       BEFORE THE     AFTER THE
             BENEFICIAL OWNER(1)                   OWNED(1)(2)         OFFERING       OFFERING
             -------------------                ------------------   ------------   ------------
Peter J. McDonald(3)..........................      1,050,747            34.7%          28.2%
Michael Seashols(4)...........................        200,834             6.5            5.3
David D. Parker(5)............................         33,333             1.1              *
Michael A. Morgan(6)..........................        117,097             3.8            3.1
Peter J. Sprague(5)...........................         36,250             1.2            1.0
Bruce Cleveland(5)............................         26,250               *              *
Byron Jacobs(7)...............................         34,142             1.1              *
Executive officers and directors as a group
  (7 persons)(8)..............................      1,498,653            44.7           37.0

---------------
 *  Less than 1%

(1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2) Shares beneficially owned and percentage of ownership are based on 3,005,435 shares of Common Stock outstanding before this offering and 3,705,435 shares of Common Stock to be outstanding after the closing of this offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally include voting or disposition power with respect to such shares.

(3) Includes 22,143 shares subject to options which are exercisable within sixty days of March 31, 1998. Also includes 10,800 shares held by Mr. McDonald's children. Mr. McDonald resigned as Chairman of the Board, President, and Chief Executive Officer of the Company on August 27, 1997, and continues to serve as a Director.

(4) Includes 83,334 shares subject to options which are exercisable within sixty days of March 31, 1998.

(5) Consists of shares subject to options which are exercisable within sixty days of March 31, 1998.

(6) Includes 112,006 shares subject to options which are exercisable within sixty days of March 31, 1998.

(7) Includes 32,142 shares subject to options which are exercisable within sixty days of March 31, 1998. On August 28, 1997, Byron Jacobs' employment with the Company was terminated.

(8) Includes shares described in Notes 3, 4, 5, 6 and 7.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value and 1,000,000 shares of Preferred Stock, no par value. The following summary description relating to the Company's capital stock does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Articles of Incorporation (the "Articles") and Bylaws, copies of which have been filed as exhibits to the Registration Statement of which the Prospectus is a part.

     As of March 31, 1998, there were 3,005,435 shares of Common Stock outstanding held by 36 shareholders of record. Immediately after the completion of this offering, the Company estimates that there will be outstanding an aggregate of 3,705,435 shares of Common Stock. An additional 1,500,000 shares have been reserved for issuance of upon exercise options. Of these 1,500,000 shares, approximately 947,595 shares will be issuable upon exercise of currently outstanding options.

COMMON STOCK

     Holders of Common Stock are entitled to cast one vote for each share on all matters on which shareholders may vote, including the election of directors subject to the preferences that may be applicable to outstanding shares of Preferred Stock. The holders of Common Stock are entitled to participate in cash dividends, pro rata based on the number of shares held, when, as and if declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Such holders do not have any preemptive or other rights to subscribe for additional shares subject to the preferences that may be applicable to outstanding shares of Preferred Stock. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversion, redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassesable.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     The authorized but unissued shares of Common Stock are available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.

     The existence of authorized but unissued and unreserved Common Stock may enable the board of Directors to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.

PREFERRED STOCK

     The Board of Directors has authority to issue up to 1,000,000 shares of Preferred Stock of the Company, no par value ("Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distributions to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company has no present plan to issue shares of Preferred Stock.

WARRANTS

     In connection with its initial public offering, the Company issued to L.H. Alton and Company and Laidlaw Equities, Inc. and their designees warrants (the "IPO Warrants") to purchase up to 100,000 shares of Common Stock (50,000 shares each) at an exercise price of $6.60. The IPO Warrants were transferred to several individuals and entities and are exercisable during the four-year period commencing from April 19, 1995 (the "Warrant Exercise Term") and expire on April 19, 1999.

     In June 1995, in connection with its facility lease, the Company issued to Richard Dewey warrants to purchase 50,000 shares of the Company's Common Stock at an exercise price of $5.50. Such warrants expire in June 2000.

ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Certain provisions of the Articles and Bylaws could discourage potential acquisition proposals and could delay a change of control of the Company not approved by the Company's Board of Directors. Such provisions diminish the opportunities for a shareholder to participate in tender offers, including tender offers at a price above the then current market value of the Common Stock. Such provisions may also inhibit fluctuations in the market price of the Common Stock that could result from takeover attempts. The Articles provide that directors are removable only for cause. Additionally, because the Board of Directors has the right to has authority to issue up to 1,000,000 shares of Preferred Stock of the Company, no par value ("Preferred Stock") and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any vote or action by the shareholders, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company. Furthermore, such Preferred Stock may have other rights, including economic rights, senior to the Common Stock, and as a result, the issuance of such Preferred Stock could have a material adverse effect on the market value of the Common Stock.

TRANSFER AGENT AND REGISTRAR

     ChaseMellon Shareholder Services has been appointed as the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have outstanding approximately 3,705,435 shares of Common Stock. Of these shares, the 700,000 shares sold in this offering and an additional 3,005,435 shares will be freely tradeable without restriction under the Securities Act, unless purchased or held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregate) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 36,000 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     In April 1998, the Company filed a Registrations Statement on Form S-8 registering 634,642 shares of Common Stock subject to outstanding options or reserved for future issuances under its stock plans. As of March 31, 1998, options to purchase a total of 947,595 shares were outstanding and 546,876 shares were reserved for future issuance under the Company's stock plans. Common Stock issued upon exercise of outstanding vested options or issued pursuant to the Purchase Plan, other than Common Stock issued to affiliates of the Company, are available for immediate resale in the open market.

     As of March 31, 1998, the Company has issued warrants to purchase 150,000 shares of Common Stock of the Company. Common Stock issued upon exercise of outstanding warrants are available for immediate resale in the open market.

     No predictions can be made of the effect, if any, that the sale or availability for sale of shares of additional Common Stock will have on the market price of the Common Stock. Nevertheless, sales of a substantial amount of such shares by existing shareholder or by shareholders purchasing in the offering could have a negative impact on the market price of the Common Stock.

                              PLAN OF DISTRIBUTION

     The Common Stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) in privately negotiated transactions.

     Brean Murray & Co., Inc., Van Kasper & Company and Dakin Securities Corporation (the "Underwriters") have agreed to participate in the distribution of the Common Stock on a "best efforts" basis. There is no assurance that the Company, the Underwriters or any broker or dealer will offer or sell any or all of the Common Stock registered hereunder. The offering of the Common Stock will expire on the earlier of (i) 30 days after the date of this Prospectus and (ii) the sale of all shares of Common Stock offered hereby, unless the Company and the Underwriters agree to extend the offering for an additional 30-day period. The Company intends to de-register any of the Common Stock not sold by the end of such period.

     The Company and any dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act and any discounts, commissions or concessions received by them and any provided pursuant to the sale of the shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless such Common Stock has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Common Stock may not simultaneously engage in market making activities with respect to such Common Stock for a period of five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Company will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of the Common Stock by the Company. All of the foregoing may affect the marketability of the Common Stock.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                    EXPERTS

     The consolidated financial statements of Enlighten Software Solutions, Inc. as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form SB-2 relating to the Common Stock offered hereby. This Prospectus which constitutes a part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. A copy of the Registration Statement may be inspected by anyone without charge at the Commission's principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

     The Company intends to furnish its shareholders annual reports containing financial statements audited by its independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................  F-2
Consolidated Balance Sheet as of December 31, 1997..........  F-3
Statements of Operations for the fiscal years ended December
  31, 1997 and 1996.........................................  F-4
Statements of Shareholders' Equity for the fiscal years
  ended December 31, 1997 and 1996..........................  F-5
Statements of Cash Flows for the fiscal years ended December
  31, 1997 and 1996.........................................  F-6
Notes to Consolidated Financial Statements..................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Enlighten Software Solutions, Inc.:

     We have audited the accompanying consolidated balance sheet of Enlighten Software Solutions, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Enlighten Software Solutions, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

Mountain View, California
February 4, 1998

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                                     ASSETS

Current assets:
  Cash and cash equivalents.................................  $ 1,406,141
  Short term investments....................................      286,000
  Accounts receivable, less allowance for doubtful accounts
     of $125,000............................................      240,444
  Refundable income taxes...................................      127,035
  Prepaid expenses and other assets.........................      449,256
                                                              -----------
          Total current assets..............................    2,508,876
  Property and equipment, net...............................      748,736
  Software development costs, net...........................      231,063
  Other assets..............................................      226,034
                                                              -----------
                                                              $ 3,714,709
                                                              ===========

                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $   134,043
  Accrued and other current liabilities.....................      728,975
  Deferred revenue..........................................      359,361
                                                              -----------
          Total current liabilities.........................    1,222,379
                                                              -----------
Commitments
Shareholders' equity:
  Preferred stock; 1,000,000 shares authorized; none issued
     and outstanding........................................           --
  Common stock; 10,000,000 shares authorized; 2,963,635
     shares issued and outstanding..........................    5,079,505
  Accumulated deficit.......................................   (2,587,175)
                                                              -----------
          Total shareholders' equity........................    2,492,330
                                                              -----------
                                                              $ 3,714,709
                                                              ===========

          See accompanying notes to consolidated financial statements

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Revenue:
  Product license fees......................................  $ 1,438,805    $ 2,644,546
  Product maintenance fees..................................    2,598,679      3,407,778
  Consulting services.......................................      193,358        424,975
                                                              -----------    -----------
          Total revenue.....................................    4,230,842      6,477,299
                                                              -----------    -----------
Cost of revenue:
  Product licenses..........................................      698,714        593,206
  Product maintenance.......................................      182,096        101,675
  Consulting services.......................................       95,525        338,768
                                                              -----------    -----------
          Total cost of revenue.............................      976,335      1,033,649
                                                              -----------    -----------
          Gross profit......................................    3,254,507      5,443,650
                                                              -----------    -----------
Operating expenses:
  Research and development..................................    2,059,495      2,047,604
  Sales and marketing.......................................    3,819,738      2,979,078
  General and administrative................................    1,551,457      1,371,108
  Acquired in-process research and development..............           --        210,469
  Gain on sale of Tandem product line.......................   (2,157,827)            --
                                                              -----------    -----------
          Total operating expenses..........................    5,272,863      6,608,259
                                                              -----------    -----------
Operating loss..............................................   (2,018,356)    (1,164,609)
Other income (expense):
  Interest income, net......................................       61,228        190,016
  Foreign exchange loss, net................................         (905)        (4,852)
                                                              -----------    -----------
  Loss before income taxes..................................   (1,958,033)      (979,445)
Income taxes................................................        2,390         58,535
                                                              -----------    -----------
          Net loss..........................................  $(1,960,423)   $(1,037,980)
                                                              ===========    ===========
Basic and diluted net loss per share........................  $     (0.67)   $     (0.36)
                                                              ===========    ===========
Shares used in computing basic and diluted net loss per
  share.....................................................    2,944,228      2,870,448
                                                              ===========    ===========

               See accompanying notes to consolidated statements

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                         RETAINED
                                                                         EARNINGS         TOTAL
                                           COMMON STOCK                (ACCUMULATED   SHAREHOLDERS'
                                              SHARES        AMOUNT       DEFICIT)        EQUITY
                                           ------------   ----------   ------------   -------------
Balances at December 31, 1995............   2,821,214     $4,639,954   $   411,228     $ 5,051,182
Stock options exercised..................      79,080        263,129            --         263,129
Employee stock purchase plan shares
  issued.................................      10,662         18,125            --          18,125
Net loss.................................          --             --    (1,037,980)     (1,037,980)
                                            ---------     ----------   -----------     -----------
Balances at December 31, 1996............   2,910,956      4,921,208      (626,752)      4,294,456
Stock options exercised..................      27,963        125,215            --         125,215
Employee stock purchase plan shares
  issued.................................      24,716         33,082            --          33,082
Net loss.................................          --             --    (1,960,423)     (1,960,423)
                                            ---------     ----------   -----------     -----------
Balances at December 31, 1997............   2,963,635     $5,079,505   $(2,587,175)    $ 2,492,330
                                            =========     ==========   ===========     ===========

          See accompanying notes to consolidated financial statements

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Cash flows from operating activities:
  Net loss..................................................  $(1,960,423)   $(1,037,980)
  Adjustments to reconcile net loss to net cash used for
     operating activities:
     Depreciation and amortization..........................      813,636        639,044
     Gain on sale of Tandem product line....................   (2,157,827)
     Deferred income taxes..................................           --        210,512
     Acquired in-process research and development...........           --        210,469
     Loss on disposal of property and equipment.............       38,422             --
       Changes in operating assets and liabilities:
       Accounts receivable..................................    1,259,607       (399,426)
       Refundable income taxes..............................      273,634       (112,404)
       Prepaid expenses and other assets....................     (251,087)      (129,090)
       Trade accounts payable...............................     (210,223)        68,115
       Accrued and other liabilities........................      133,724         44,288
       Deferred revenue.....................................      145,359        (63,801)
                                                              -----------    -----------
          Net cash used for operating activities............   (1,915,178)      (570,273)
                                                              -----------    -----------
Cash flows from investing activities:
  Purchases of short-term investments.......................           --     (1,331,338)
  Sales of short-term investments...........................    1,353,065      1,013,000
  Proceeds from sale of Tandem product line.................    1,285,378             --
  Capitalization of software development costs..............      (66,449)      (483,632)
  Purchases of property and equipment.......................      (98,583)      (222,056)
                                                              -----------    -----------
          Net cash provided by (used for) investing
             activities.....................................    2,473,411     (1,024,026)
                                                              -----------    -----------
Cash flows from financing activities:
     Repayment of bank borrowings and debt..................           --       (121,869)
     Proceeds from issuance of stock........................      158,297        281,254
                                                              -----------    -----------
          Net cash provided by financing activities.........      158,297        159,385
                                                              -----------    -----------
Net increase (decrease) in cash and cash equivalents........      716,530     (1,434,914)
Cash and cash equivalents at beginning of year..............      689,611      2,124,525
                                                              -----------    -----------
Cash and cash equivalents at end of year....................  $ 1,406,141    $   689,611
                                                              ===========    ===========

          See accompanying notes to consolidated financial statements

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     Enlighten Software Solutions develops, markets, and supports software products for UNIX and UNIX/NT environment workgroup administration and enterprise management. The Company's product solutions are designed for open systems distributed computing environments in the range of ten to 1,000 servers/clients. The EnlightenDSM product allows companies to manage their information systems by enabling systems managers and administrators to control their systems from diverse UNIX/NT platform vendors such DEC, HP, IBM, SCO, Silicon Graphics, Sun, and Microsoft. The Company's award winning EnlightenDSM product suite provides cost-effective systems administration solutions for such open systems environments. The product suite is a fully integrated software solution providing a middle-tier framework that is a standards-based multi-function management system covering the breadth of workgroup administration and systems management disciplines.

     Founded in 1986, the Company was a leading provider of systems management software on the Tandem platform, providing a range of automated systems management products to over 400 companies in 30 countries. On October 1, 1997, the Company sold its Tandem product line to New Dimension Software, Inc. ("NDS"), a subsidiary of New Dimension Software, Ltd. in order to focus efforts on its UNIX/NT product suite. In 1997, the Company recognized a gain on the sale of the operating assets of the Tandem product line of approximately $2.2 million. Approximately $1.6 million was received in 1997, and the Company expects to receive the remaining amount related to the sale, equal to approximately $900,000, in 1998. Of the remaining amount, approximately $700,000 is held in escrow pending the satisfactory completion of certain short-term performance objective. The majority of such performance objectives were met during the first quarter of 1998. In addition, NDS is required to pay the Company royalties through September 2000 from NDS' licensing and support of the Tandem software products. The sale of the Tandem product line included the transfer of property and equipment, purchased and internally developed software, and deferred maintenance revenue with net book values of $141,000, $248,000, and $1,261,000, respectively. The sale of the Tandem product line also included the transfer to NDS of approximately 12 employees associated with the Company's Tandem operation.

  Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Enlighten Software Solutions, Inc. and its wholly-owned subsidiary, a field sales office in Europe. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

     Product license fees are recognized after the following events have occurred: a product evaluation has been shipped to the customer; the customer elects to purchase the software following an evaluation period; the customer signs the related contract; and collection of the sales price is probable. Royalty revenues that are contingent upon sale to an end-user by original equipment manufacturers are recognized upon receipt of a report of shipment. Product maintenance fees committed as part of new product licenses and maintenance resulting from renewed maintenance contracts are deferred and recognized ratably over the contract period, generally one year. Consulting service revenue is recognized when services are performed for time and material contracts and on a percentage of completion basis for fixed price contracts.

     In October 1997, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 97-2, "Software Revenue Recognition," which supersedes SOP No. 91-1. SOP No. 97-2 will change the accounting for "multiple-element arrangements" and is effective for fiscal years beginning after

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

December 15, 1997. SOP 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company will adopt the provisions of SOP 97-2 for all software revenue transactions beginning January 1, 1998. The adoption of SOP 97-2 is not expected to have a material effect upon the Company's results of operations.

  Cash Equivalents and Short Term Investments

     The Company considers all liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     The Company has classified its investments in commercial paper and U.S. Treasury notes as "held-to-maturity." All such investments mature in less than one year and are stated at amortized cost, which approximates fair value. Interest income is recorded using an effective interest rate, with the associated discount or premium amortized to interest income.

     Additionally, the Company has classified its investments in preferred stock as "available-for-sale." Such investments are recorded at fair market value based on quoted market prices, with unrealized gains and losses reported as a separate component of shareholders' equity. As of December 31, 1997, unrealized gains and losses were not significant.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets, generally five years. Leasehold improvements are amortized on a straight-line basis over the lease term or the estimated useful life of the asset, whichever is less.

     The Company reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison of its carrying amount to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment exceeds its fair market value. To date, the Company has made no adjustments to the carrying values of its property and equipment.

  Acquired Technology and Software Development Costs

     Acquired technology represents amounts paid by the Company for the rights to use certain completed software that is either incorporated into the Company's products or sold as a stand-alone product, and is amortized using the straight-line method over the estimated useful lives of the related products, generally three years. As of December 31, 1997, the Company had no acquired technology.

     Software development costs incurred subsequent to the determination of product technological feasibility are capitalized and amortized over the products' estimated useful lives, generally three years. Costs related to computer software development incurred prior to establishing product technological feasibility are expensed as incurred.

     The Company periodically assesses the recoverability of these intangible assets by comparing their remaining amortized cost to the net realizable value of the related products. The amount by which the unamortized costs exceed the net realizable value is written off.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

  Foreign Currency Translation

     The functional currency for the Company's foreign subsidiary is the U.S. dollar. Accordingly, this entity remeasures monetary assets and liabilities at year-end exchange rates while nonmonetary items are remeasured at historical rates. Income and expense accounts are remeasured at the average rates in effect during the year, except for depreciation which is remeasured at historical rates. Remeasurement adjustments and transaction gains and losses are recognized in income in the year of occurrence.

  Use of Estimates

     The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results may differ from those estimates.

  Stock Based Compensation

     The Company uses the intrinsic value-based method to account for all of its employee stock-based compensation plans.

  Fair Value of Financial Instruments and Concentration of Credit Risk

     The fair value of the Company's cash, cash equivalents, accounts receivable, and accounts payable approximate the carrying amount due to the relatively short maturity of these items. The fair value of the Company's short term investments are based on quoted market prices.

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of short term investments and trade account receivables. The Company has investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as credit worthy. Concentrations of credit risk with regard to trade account receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across many different industries and geographies. The Company has no significant concentration of credit risk in any geographic area or industry.

  Income Taxes

     The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by an allowance to an amount whose realization is more likely than not. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Net Loss Per Share

     Net loss per share has been computed in accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding for the period, if any. Common equivalent shares from stock options outstanding (see Note 7) have not been included as their effect would be antidilutive.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

(2) CASH, CASH EQUIVALENTS, AND SHORT TERM INVESTMENTS

     Cash and cash equivalents consisted of the following as of December 31, 1997:

Cash.............................................  $  400,794
Money market funds...............................   1,005,347
                                                   ----------
                                                   $1,406,141
                                                   ==========

     As of December 31, 1997, short term investments consisted of equity securities totaling $286,000.

(3) PROPERTY AND EQUIPMENT

     A summary of property and equipment as of December 31, 1997, follows:

Equipment........................................  $1,224,991
Furniture and fixtures...........................     271,511
Leasehold improvements...........................     136,669
                                                   ----------
                                                    1,633,171
Less accumulated depreciation and amortization...     884,435
                                                   ----------
                                                   $  748,736
                                                   ==========

(4) SOFTWARE DEVELOPMENT COSTS

     As of December 31, 1997, gross software development costs were $416,444, with related accumulated amortization of $185,381. During 1997, the Company had a write-off related to certain products which totaled $324,422 of gross developed software that had an accumulated amortization balance of $174,086. These products were not expected to generate sufficient future revenue which would be required for the Company to realize the carrying value of the assets.

(5) INCOME TAXES

     Income taxes consist of:

                                                     CURRENT     DEFERRED     TOTAL
                                                    ---------    --------    --------
Year ended December 31, 1997:
  Federal.........................................  $      --    $     --    $     --
  State and local.................................        800          --         800
  Foreign.........................................      1,590          --       1,590
                                                    ---------    --------    --------
                                                    $   2,390    $     --    $  2,390
                                                    =========    ========    ========
Year ended December 31, 1996:
  Federal.........................................  $(164,333)   $142,767    $(21,566)
  State and local.................................        800      67,745      68,545
  Foreign.........................................     11,556          --      11,556
                                                    ---------    --------    --------
                                                    $(151,977)   $210,512    $ 58,535
                                                    =========    ========    ========

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

     The Company's income tax expense differed from the expected tax benefit computed by applying the statutory U.S. federal income tax rate (34%) to loss before income taxes as a result of the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Computed "expected" tax benefit.............................  $(665,731)    $(333,011)
  Increase (reduction) in income taxes resulting from:
     State and local income taxes, net of federal benefit...        528        45,240
     Change in valuation allowance..........................    673,086       399,440
     Foreign taxes..........................................      1,590        11,556
     Other..................................................     (7,083)      (64,690)
                                                              ---------     ---------
                                                              $   2,390     $  58,535
                                                              =========     =========

     The tax expense recognized in 1997 was due to the Company's inability to recognize a tax benefit for loss and credit carryforwards. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:

                                                                   DECEMBER 31,
                                                             ------------------------
                                                                1997          1996
                                                             -----------    ---------
Deferred tax assets:
  Allowance for doubtful accounts..........................  $    50,173    $  84,290
  Covenant not to compete..................................       64,189       65,730
  Accrued compensation.....................................       18,144       21,294
  Depreciation and amortization............................           --       88,950
  State taxes..............................................           --          272
  Credit carryforward......................................      326,212      233,727
  Loss carryforward........................................      784,782      211,569
                                                             -----------    ---------
          Deferred tax assets..............................    1,243,500      705,832
  Valuation allowance......................................   (1,072,526)    (399,440)
                                                             -----------    ---------
          Net deferred tax assets..........................      170,974      306,392
                                                             -----------    ---------
Deferred tax liabilities:
  Software development costs...............................       92,744      306,392
  Depreciation and amortization............................       78,230           --
                                                             -----------    ---------
          Total deferred tax liabilities...................      170,974      306,392
                                                             -----------    ---------
          Net deferred tax asset...........................  $        --    $      --
                                                             ===========    =========

     The Company has recorded a valuation allowance of $1,072,526 with respect to the deferred tax assets as of December 31, 1997. Management has determined that such portion of deferred tax assets may not be realized.

     The Company has federal and state net operating loss carryforwards of approximately $1,983,000 and $1,802,000, respectively, that may be used to offset future taxable income and federal and state research tax credits of approximately $246,000 and $80,000, respectively, that may be used to offset future tax liability. If unused, both the net operating loss and research credit carryforwards will expire in the year 2012.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

(6) ACCRUED AND OTHER CURRENT LIABILITIES

     Accrued and other current liabilities consisted of the following as of December 31, 1997:

Accrued employee compensation.....................  $230,696
Other.............................................   498,279
                                                    --------
                                                    $728,975
                                                    ========

(7) SHAREHOLDERS' EQUITY

  (a) Preferred Stock

     The Board of Directors has the authority to issue, without further action by the shareholders, up to 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series.

  (b) Employee Stock Option and Purchase Plans

     As of December 31, 1997, the Company had authorized 1,500,000 shares of Common Stock for issuance under the 1992 Employee Stock Option Plan (the Option
Plan). The Option Plan may be administered by the Board of Directors or a committee of the Board, which determines the terms of the options granted under the Option Plan, including exercise price, number of shares subject to each option, and the exercisability thereof. The vesting periods determined by the Board of Directors generally provides for shares to vest ratably over 3.5 years and expire over 10 years.

     The Company's option activity was as follows:

                                                            NUMBER OF    WEIGHTED-AVERAGE
                                                             SHARES       EXERCISE PRICE
                                                            ---------    ----------------
Balance at December 31, 1995..............................   532,668          $3.30
  Granted.................................................   383,750           2.88
  Exercised...............................................   (79,080)          3.33
  Terminated..............................................  (148,230)          3.28
                                                            --------
Balance at December 31, 1996..............................   689,108           3.06
  Granted.................................................   869,655           1.70
  Exercised...............................................   (27,963)          2.47
  Terminated..............................................  (607,876)          2.95
                                                            --------
Balance at December 31, 1997..............................   922,924           1.87
                                                            ========

     The following table summarizes information about stock options outstanding at December 31, 1997:

                        OPTIONS OUTSTANDING                                OPTIONS EXERCISABLE
-------------------------------------------------------------------   ------------------------------
                                WEIGHTED-AVERAGE                                    WEIGHTED-AVERAGE
   RANGE OF         NUMBER         REMAINING       WEIGHTED-AVERAGE     NUMBER          EXERCISE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    OUTSTANDING        PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
 $1.00 - 1.88       494,567        8.2 Years            $1.29           155,234          $1.37
  1.91 - 4.68       428,357              8.1             2.53           147,598           3.20
                    -------                                             -------
1.00 - 4.68..       922,924              8.1             1.87           302,832           2.27
                    =======                                             =======

     Under the Company's 1994 Employee Stock Purchase Plan (the Purchase Plan) a total of 148,142 shares of common stock remain reserved for issuance under the Purchase Plan. The Purchase Plan permits eligible

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY employees to purchase common stock through payroll deductions, which may not be less than 1% nor exceed 10% of an employee's compensation, not to exceed shares with a fair market value of $25,000. The price of stock purchased under the Purchase Plan must be at least 85% of the lower of the fair market value of the common stock at the beginning of each six-month offering period or at the end of the present purchasing period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment with the Company.

  (c) Accounting for Stock-Based Compensation Plans

     The Company has elected to use the intrinsic value-based method in accounting for its Plan. Accordingly, no compensation cost has been recognized in the accompanying consolidated financial statements because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each option. Had compensation cost for the Company's stock options been determined in a manner consistent with SFAS No. 123, the Company's net loss and net loss per share as reported would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

                                                            1997       1996
                                                           -------    -------
Reported net loss........................................  $(1,960)   $(1,038)
Pro forma net loss.......................................  $(2,408)   $(1,444)
Reported basic and diluted net loss per share............  $ (0.67)   $ (0.36)
Pro forma basic and diluted net loss per share...........  $ (0.82)   $ (0.50)

     The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: 1997 -- an expected life of 3.5 years, risk-free interest rates of 5.84%, 140.4% expected volatility, and no dividend yield; 1996 -- an expected life of 3.5 years, risk-free interest rates of 6.25%, 114.9% expected volatility, and no dividend yield. The weighted-average fair value of options granted during the period at an exercise price equal to market price at grant date was $1.57 and $2.10 for the periods ended December 31, 1997 and 1996, respectively.

     The fair value of employees' stock purchase rights under the Purchase Plan was estimated by calculating the difference between the share purchase price and the fair market value of the share at the date of the purchase. All assumptions were omitted in the estimate due to the immateriality of the compensation cost generated in association with the Purchase Plan.

     Pro forma net income reflects only options granted in 1997, 1996, and 1995. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period of 3.5 years and compensation cost for options granted prior to January 1, 1995 is not considered.

  (d) Warrants

     In connection with its IPO, the Company issued warrants to purchase up to 100,000 shares of Common Stock at an exercise price of $6.60. These warrants expire on April 19, 1999. In June 1995, in connection with a facility lease, the Company issued warrants to purchase 50,000 shares of Common Stock at an exercise price of $5.50. Such warrants expire in June 2000.

               ENLIGHTEN SOFTWARE SOLUTIONS, INC. AND SUBSIDIARY

(8) COMMITMENTS

  Leases

     The Company leases office space, automobiles, and certain office equipment under noncancelable leases expiring through 2001. Future minimum lease payments under these leases aggregate approximately $393,328, $407,092, $421,340, and $142,048 in 1998, 1999, 2000, and 2001. Rent expense was $459,108 and $550,387 in 1997 and 1996, respectively.

  Royalties

     The Company has license agreements with unrelated third parties covering certain of its products requiring royalty payments ranging from 10% to 50% of product license and maintenance fees. Royalties related to these agreements were $320,818 and $289,273 in 1997 and 1996, respectively.

(9) FOREIGN OPERATIONS

     The Company's operations outside of the United States consist solely of a sales office in the United Kingdom. Domestic operations are responsible for the design, development, and licensing of all products. Following are selected financial data, categorized by primary geographic area:

                                                             YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Sales to unaffiliated customers:
  North America...........................................  $ 3,189,407    $ 5,306,348
  United Kingdom..........................................    1,041,435      1,170,951
                                                            -----------    -----------
          Total...........................................  $ 4,230,842    $ 6,477,299
                                                            ===========    ===========
Operating income (loss):
  North America...........................................  $(2,052,865)   $(1,181,971)
  United Kingdom..........................................       34,509         17,362
                                                            -----------    -----------
          Total...........................................  $(2,018,356)   $(1,164,609)
                                                            ===========    ===========
Total assets:
  North America...........................................  $ 3,400,998    $ 6,296,838
  United Kingdom..........................................      313,711        412,409
                                                            -----------    -----------
          Total...........................................  $ 3,714,709    $ 6,709,247
                                                            ===========    ===========
Export sales..............................................  $   310,594    $ 1,045,775
                                                            ===========    ===========

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     2
Risk Factors..........................     5
Use of Proceeds.......................    11
Price Range of Common Stock...........    11
Dividend Policy.......................    11
Capitalization........................    12
Selected Consolidated Financial
  Data................................    13
Management's Discussion and Analysis
  of Financial Conditions and Results
  of Operations.......................    14
Business..............................    19
Management............................    29
Certain Relationships and Related
  Transactions........................    38
Principal Shareholders................    39
Description of Capital Stock..........    40
Shares Eligible for Future Sale.......    41
Plan of Distribution..................    42
Legal Matters.........................    42
Experts...............................    43
Additional Information................    43
Index to Consolidated Financial
  Statements..........................   F-1

======================================================
======================================================

                                 700,000 SHARES

                           [ENLIGHTEN SOFTWARE LOGO]

                                  COMMON STOCK
                             ---------------------

                                   PROSPECTUS
                             ---------------------
                                  MAY 21, 1998
======================================================